Exhibit 99.3

Feldman Financial Advisors, Inc.

8804 Mirador Place

 McLean, VA 22102

 (202) 467-6862

Monroe Federal Savings and Loan Association Tipp City, Ohio Conversion Valuation Appraisal Report Valued as of May 24, 2024 Prepared By Feldman Financial Advisors, Inc. McLean, Virginia

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

(202) 467-6862

May 24, 2024

Board of Directors

Monroe Federal Savings and Loan Association

24 East Main Street

Tipp City, Ohio 45371

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Monroe Federal Savings and Loan Association (“Monroe Federal” or the “Association”) as of May 24, 2024 in conjunction with the Association’s conversion (the “Conversion”) from the mutual form of organization to the stock form of organization, issuance of all of its capital stock to a newly formed stock holding company known as Monroe Federal Bancorp, Inc. (“Monroe Federal Bancorp” or the “Company”), and offering for sale of Monroe Federal Bancorp’s common stock to eligible depositors and borrowers of the Association, the Association’s employee stock ownership plan, and certain members of the general public in the subscription and community offering (the “Stock Offering”). The Conversion is being undertaken pursuant to a Plan of Conversion adopted by the Board of Directors of the Association. The Appraisal is furnished pursuant to the filing by the Association of regulatory applications with respect to the Conversion and Stock Offering with the Office of the Comptroller of the Currency and the Securities and Exchange Commission.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Association that included discussions with the Association’s management, the Association’s legal counsel, Luse Gorman, PC, and the Association’s independent registered public accounting firm, Wipfli LLP. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed, among other factors, the economy in the Association’s primary market area and compared the Association’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Association’s representation that the information in the Conversion applications and additional evidence furnished to us by the Association and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Association and its independent accounting firm, nor did we independently value the assets or liabilities of the Association. The Appraisal considers the Association only as a going concern and should not be considered as an indication of the liquidation value of the Association.

Feldman Financial Advisors, Inc.

Board of Directors

Monroe Federal Savings and Loan Association

May 24, 2024

Page Two

It is our opinion that, as of May 24, 2024, the estimated pro forma market value of the Association was within a range (the “Valuation Range”) of $5,100,000 to $6,900,000 with a midpoint of $6,000,000. Pursuant to applicable appraisal guidelines, the Valuation Range was based upon a decrease of 15% from the midpoint value to determine the minimum value and an increase of 15% from the midpoint value to establish the maximum value. Assuming an additional increase of 15% above the maximum value would result in an adjusted maximum of $7,935,000. Based on an initial offering price of $10.00 per share, the number of shares to be sold in the Stock Offering is as follows: 510,000 at the minimum, 600,000 at the midpoint, 690,000 at the maximum, and 793,500 at the adjusted maximum of the offering range.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Association’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Association’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Association, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Peter W. L. Williams
Principal

Feldman Financial Advisors, Inc.

TABLE OF CONTENTS

TAB			PAGE

	INTRODUCTION		1

I.	Chapter One – Business of Monroe Federal
	General Overview		3
	Financial Condition		9
	Income and Expense Trends		19
	Interest Rate Risk Management		25
	Asset Quality		29
	Market Area		32
	Summary Outlook		41

II.	Chapter Two – Comparisons with Publicly Traded Companies
	General Overview		43
	Selection Criteria		44
	Recent Financial Comparisons		48

III.	Chapter Three – Market Value Adjustments
	General Overview		60
	Earnings Growth and Viability		61
	Financial Condition		62
	Market Area		63
	Management		64
	Dividend Payments		65
	Liquidity of the Stock Issue		66
	Subscription Interest		67
	Recent Acquisition Activity		68
	Effect of Banking Regulations and Regulatory Reform		69
	Stock Market Conditions		71
	Adjustments Conclusion		77
	Valuation Approach		78
	Valuation Conclusion		81

IV.	Appendix -- Exhibits
	I	Background of Feldman Financial Advisors, Inc.	I-1
	II-1	Balance Sheets	II-1
	II-2	Income Statements	II-2
	II-3	Loan Portfolio Composition	II-3
	II-4	Cash and Investments Composition	II-4
	II-5	Deposit Accounts Composition	II-5
	II-6	Borrowed Funds Composition	II-6
	III	Financial and Market Data for All Public Thrifts	III-1
	IV-1	Pro Forma Assumptions for the Stock Offering	IV-1
	IV-2	Pro Forma Conversion Valuation Range	IV-2
	IV-3	Pro Forma Conversion Analysis at the Midpoint Value	IV-3
	IV-4	Comparative Valuation Ratio Analysis	IV-4

i

Feldman Financial Advisors, Inc.

LIST OF TABLES

ii

Feldman Financial Advisors, Inc.

INTRODUCTION

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Monroe Federal Savings and Loan Association (the “Association”) as of May 24, 2024 in conjunction with the Association’s conversion (the “Conversion”) from the mutual form of organization to the stock form of organization, issuance of all of its capital stock to a newly formed stock holding company known as Monroe Federal Bancorp, Inc. (“Monroe Federal Bancorp” or the “Company”), and offering for sale of Monroe Federal Bancorp’s common stock to eligible depositors and borrowers of the Association, the Association’s employee stock ownership plan (the “ESOP”), and certain members of the general public in the subscription and community offering (the “Stock Offering”). The Conversion is being undertaken pursuant to a Plan of Conversion adopted by the Board of Directors of the Association. The Appraisal is furnished pursuant to the filing by the Association of regulatory applications with respect to the Conversion and Stock Offering with the Office of the Comptroller of the Currency (“OCC”) and the Securities and Exchange Commission (“SEC”).

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Association that included discussions with the Association’s management, the Association’s legal counsel, Luse Gorman, PC, and the Association’s independent registered public accounting firm, Wipfli LLP. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed, among other factors, the economy in the Association’s primary market area and compared the Association’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

Feldman Financial Advisors, Inc.

The Appraisal is based on the Association’s representation that the information in the Conversion applications and additional evidence furnished to us by the Association and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Association and its independent accounting firm, nor did we independently value the assets or liabilities of the Association. The Appraisal considers the Association only as a going concern and should not be considered as an indication of the liquidation value of the Association.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Association’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Association’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Association, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

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I. Business of Monroe Federal

General Overview

Monroe Federal is a federally-chartered mutual savings association headquartered in Tipp City, Ohio. Originally chartered in 1875, the Association conducts its operations from its main office in Tipp City and three branch offices located in Tipp City, Dayton, and Vandalia, Ohio. Tipp City is located approximately 25 miles north of Dayton and Vandalia is located approximately 12 miles north of Dayton. Monroe Federal considers Miami and Montgomery Counties, and contiguous areas, its primary market area for loan originations and deposit gathering. The Association’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans and, to a lesser extent, commercial real estate loans, both secured by properties located in its primary market area. To a significantly lesser extent, Monroe Federal also originates multi-family mortgage loans, construction and land development loans, commercial business loans, home equity loans and lines of credit, and consumer loans.

At March 31, 2024, Monroe Federal had total assets of $155.3 million, total deposits of $142.1 million, net total loans of $107.9 million, and total equity of $8.6 million (measuring 5.51% of total assets). The Association reported net income of $60,000 for the fiscal year ended March 31, 2024 and net income of $388,000 for the fiscal year ended March 31, 2023. The Association’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Association is subject to examination and regulation by the OCC and is also subject to examination by the FDIC. The Association is a member of the Federal Home Loan Bank (“FHLB”) of Cincinnati. At March 31, 2024, the Association had 23 full-time employees and seven part-time employees.

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Since its inception, the Association has operated as a traditional thrift institution focused primarily on serving the banking needs of customers in its market area of Miami and Montgomery Counties, and adjacent communities. Monroe Federal offers a variety of standard lending and deposit products and services through its full-service banking offices to accommodate customers, including online, mobile, and telephone banking. In March 2023, the Association opened a second office in Tipp City. The expansion was intended to offer the Association’s customers a new, state-of-the-art retail branch facility at a convenient location and to allow for the creation of more space at the downtown main office for operational needs and support staff. Monroe Federal’s deposit products include standard checking, savings, money market, certificate of deposit, and individual retirement accounts.

Tipp City is located in southern Miami County, Ohio, just outside Dayton. The recent population of Tipp City was estimated at 10,375. Tipp City lies in the Miami Valley and is situated along Interstate 75 near the Interstate 70 interchange. Tipp City is part of the Dayton-Kettering-Beavercreek, Ohio Metropolitan Statistical Area (“Dayton MSA”), which includes Miami, Montgomery, and Greene Counties. The Dayton MSA is the fourth largest metropolitan area in Ohio (after Cincinnati, Columbus, and Cleveland) and had an estimated population of 813,912.

The Association’s long operating history has provided it with a familiarity of its local communities and customer base. The Association believes that it has a strong community reputation as a real estate mortgage lender and its staff and management are easily accessible for customers. The Association continues to stress customer service and is community-focused through its staff that is knowledgeable of the local customer base and very active in community endeavors. Monroe Federal considers that its mission is to be the area’s most trusted banking resource by fulfilling its customers’ financial needs.

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Over the past ten years, the Association has emphasized conservative lending, controlled growth, and an emphasis on managing liquidity and interest rate risk. The Association’s total assets increased at a compound annual growth rate (“CAGR”) of 5.0% from $95.2 million at March 31, 2014 to $155.3 million at March 31, 2024. The Association’s net total loans increased at CAGR of 4.4% from $70.0 million at March 31, 2014 to $107.9 million at March 31, 2024. The Association’s ratio of net total loans to total deposits declined from 73.5% at March 31, 2014 to 69.4% at March 31, 2024. Over this same time period, the Association’s ratio of total equity to total assets decreased from 10.76% at March 31, 2014 to 5.51% at March 31, 2024.

The primary reason for the decline in the equity-to-assets ratio was related to the increased deficit of the accumulated other comprehensive income (“AOCI”) affecting Monroe Federal’s total equity. As of March 31, 2021, Monroe Federal had total equity of $12.3 million and a 9.05% ratio of total equity to total assets. However, due to the rise in market interest rates, the Association’s AOCI decreased to -$4.4 million as of March 31, 2024, and its total equity declined to $8.6 million or 5.51% of total assets. Because AOCI is excluded from the Association’s computation of regulatory capital, Monroe Federal’s tier 1 leverage ratio as of March 31, 2024 was positioned higher at 8.67% of average assets, which exceeded the minimum regulatory requirement of 4.0% and the 5.0% threshold required to be considered as well capitalized for regulatory purposes.

Monroe Federal believes there is a significant opportunity for a community-focused banking institution to continue to compete effectively in its primary market area and that the increased capital it will have after the completion of the Stock Offering will facilitate this objective. The core elements of the Association’s business strategy are outlined in more detail below:

●	Continue to focus on originating one- to four-family residential mortgage loans. The Association is primarily a one- to four-family residential mortgage loan lender for borrowers in its primary market area. As of March 31, 2024, $69.2 million, or 63.4% of its total loan portfolio, consisted of residential mortgage loans (excluding home equity loans and lines of credit). The Association expects that residential mortgage lending will remain its primary lending activity. Historically, Monroe Federal has not sold residential mortgage loans that it originated. Following the Conversion and Stock Offering, the Association plans to develop the infrastructure necessary to sell one- to four-family residential mortgage loans, particularly longer-term, one- to four-family residential mortgage loans to help mitigate its interest rate risk exposure.

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●	Maintain strong asset quality through conservative loan underwriting. Monroe Federal seeks intend to maintain strong asset quality through what it believes are conservative underwriting standards and credit monitoring processes. As of March 31, 2024, the Association’s total non-performing assets (including accruing troubled debt restructurings) amounted to $348,000, or 0.22% of total assets. The Association’s non-accrual loans amounted to zero at March 31, 2024 and the Association had no real estate owned in lieu of foreclosure as of March 31, 2024.

●	Continue to grow low-cost “core” deposits. Core deposits include all deposits other than certificates of deposit. The Association plans to continue its efforts to increase its core deposits to provide a stable source of funds to support loan growth at costs consistent with improving its interest rate spread and net interest margin. Core deposits totaled $99.7 million or 70.2% of total deposits, at March 31, 2024.

●	Remain a community-oriented institution and continue to rely on high quality service to maintain and build a loyal customer base. Monroe Federal was established in 1875 and through the goodwill it has developed over years of providing timely, efficient banking services, the Association believes that it has been able to attract a loyal base of local retail customers on which it seeks to continue to build its banking business.

●	Grow organically and through opportunistic branching. Monroe Federal plans to grow its balance sheet organically on a managed basis. Moreover, the capital that the Association is raising through the Stock Offering will enable it to increase its lending and investment capacity. In addition to organic growth, the Association may also consider expansion opportunities in its market area or in contiguous markets. These opportunities may include establishing loan production offices, establishing new branch offices, or acquiring branch offices. The capital raised from the Stock Offering would help Monroe Federal fund any such opportunities that may arise. The Association has no current plans or intentions regarding any such expansion activities.

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While its tier 1 capital level is solid at 8.67% of average assets as of March 31, 2024, Monroe Federal Association believes it must raise additional capital in order to facilitate its growth objectives and loan generation activity, and provide a greater cushion in response to the risk profile associated with continued expansion and future economic conditions. As a stock organization upon completion of the Conversion, the Company and the Association will be organized in the ownership form used by commercial Associations, most major businesses, and a large number of thrift institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow the Company and the Association the flexibility to increase its equity capital position more rapidly than by accumulating earnings.

The Association also believes that the ability to attract new capital also will help address the needs of the communities it serves and enhance its ability to expand or to make acquisitions. After the Conversion, the Association will have an increased ability to merge with or acquire other financial institutions or business enterprises; however, there are no current arrangements, understandings, or agreements regarding any such acquisition opportunities. Finally, the Association expects to benefit from its employees and directors having stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining, and compensating employees and directors.

In summary, the Association’s primary reasons for implementing the Conversion and undertaking the Stock Offering are to:

•	Increase capital to support future growth and profitability.

•	Retain and attract qualified personnel by establishing stock-based benefit plans for management and employees.

•	Offer customers and employees an opportunity to purchase an equity interest in Monroe Federal by purchasing shares of common stock of Monroe Federal Bancorp.

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The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Association’s economic and competitive environment, and recent strategic initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 presents the Association’s consolidated balance sheets as of March 31, 2023 and 2024. Exhibit II-2 summarizes the Association’s consolidated income statements for the years ended March 31, 2023 and 2024.

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Financial Condition

Table 1 presents selected data concerning Monroe Federal’s financial position as of March 31, 2023 and 2024. Table 2 displays relative balance sheet concentrations as of the similar fiscal year-end dates.

Table 1

Selected Financial Condition Data

As of March 31, 2023 and 2024

(Dollars in Thousands)

	March 31,
	2024	2023
Total assets	$155,337	$151,441
Cash and cash equivalents	10,618	2,928
Available-for-sale securities	25,181	28,079
Restricted stock	515	809
Total loans, net	107,869	108,652
Bank-owned life insurance	3,491	3,390
Premises and equipment	5,340	5,476
Total deposits	142,092	127,296
Federal funds purchased	-	865
Federal Home Loan Bank advances	3,000	12,500
Total equity	8,565	8,786

Source: Monroe Federal Savings and Loan Association, audited financial statements.

Asset Composition

The Association’s total assets amounted to $155.3 million at March 31, 2024, reflecting a $3.9 million or 2.6% increase from total assets of $151.4 million at March 31, 2023. The recent expansion of total assets was primarily related to a $7.7 million increase in cash and cash equivalents, offset partially by a $2.9 million decrease in available-for-sale investment securities and a $783,000 decrease in net total loans. The increase in total assets between March 31, 2023 and 2024 was funded by an increase in deposits, which supplemented the decline in borrowings.

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Table 2

Relative Balance Sheet Concentrations

As of March 31, 2023 and 2024

(Percent of Total Assets)

	March 31,
	2024	2023
Cash and cash equivalents	6.84%	1.93%
Available-for-sale securities	16.21	18.54
Restricted stock	0.33	0.53
Total loans, net	69.44	71.75
Bank-owned life insurance	2.25	2.24
Premises and equipment	3.44	3.62
Other assets	1.50	1.39
Total assets	100.00%	100.00%

Total deposits	91.47%	84.06%
Borrowed funds	1.93	8.83
Other liabilities	1.08	1.32
Total liabilities	94.49	94.20
Total equity	5.51	5.80
Total liabilities and equity	100.00%	100.00%

Source: Monroe Federal Savings and Loan Association, audited financial statements.

Available-for-sale investment securities decreased $2.9 million, or 10.3%, to $25.2 million at March 31, 2024, from $28.1 million at March 31, 2023. During the fiscal year ended March 31, 2024, calls, maturities, and repayments of securities totaled $2.7 million and the unrealized loss on securities remained unchanged at $5.5 million. The yield on investment securities was 1.64% for the fiscal year ended March 31, 2024, compared to 1.56% for the fiscal year ended March 31, 2023, reflecting the increase in market interest rates. Cash and cash equivalents increased by $7.7 million from $2.9 million at March 31, 2023 to $10.6 million at March 31, 2024. The aggregate amount of cash and securities increased by $4.5 million or 14.1% from $31.8 million at March 31, 2022 to $36.3 million at March 31, 2024. The aggregate concentration of cash and securities increased from 21.0% of total assets of March 31, 2023 to 23.4% at March 31, 2024.

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The cash surrender value of bank-owned life insurance (“BOLI”) increased moderately from $3.4 million at March 31, 2022 to $3.5 million at March 31, 2024. Monroe Federal has purchased life insurance on certain management personnel. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. BOLI provides the Association with a funding offset for employee benefit plans and obligations and also generates non-interest income that generally is non-taxable. The percentage of BOLI to total assets measured 2.2% of total assets at March 31, 2024.

The largest segment of the Monroe Federal’s loan portfolio comprises residential estate mortgage loans. As of March 31, 2024, one- to four-family residential mortgage loans accounted for $69.2 million or 63.4% of total loans as illustrated in Exhibit II-3. The Association’s loan portfolio also included commercial and multi-family real estate loans (23.8% of total loans), commercial business loans (4.5% of total loans), home equity loans and lines of credit (3.8% of total loans), construction and land development loans (2.8% of total loans), and other consumer loans (1.6% of total loans) at March 31, 2024. During the year ended March 31, 2024, Monroe Federal’s loan originations totaled $19.3 million, comprised primarily of $6.0 million of one- to four-family residential mortgage loans, $5.0 million of construction and land loans, $2.7 million of commercial real estate loans, $2.4 million of commercial business loans, $2.3 million of home equity lines of credit, and $925,000 of consumer loans.

At March 31, 2024, the Association had $69.2 million in one- to four-family residential mortgage loans, which represented 63.4% of total loans. Of the one- to four-family mortgage loans at March 31, 2024, approximately $63.3 million or 91.6% consisted of fixed-rate loans and $5.8 million or 8.4% consisted of adjustable-rate loans. Monroe Federal’s residential mortgage loans are chiefly secured by owner-occupied properties located in its primary market area. The Association’s one- to four-family residential mortgage loans are generally not underwritten to secondary market guidelines. The Association’s one- to four-family residential mortgage loans are generally for terms up to 30 years and have a negotiated fixed interest rate. Monroe Federal generally limits the loan-to-value ratios of its residential mortgage loans to 80% (95% with private mortgage insurance) of the purchase price or appraised value, whichever is lower.

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Monroe Federal generally does not sell the one- to four-family mortgage loans it originates, but retains them in its loan portfolio and does not sell the servicing rights. Following the Conversion and Stock Offering, the Association’s plans to develop the infrastructure necessary to sell one- to four-family residential mortgage loans, particularly longer-term loans to help mitigate its interest rate risk exposure. Monroe Federal expects to hire up to three additional employees for this purpose, which is expected to increase its operating expenses in future periods. Occasionally, Monroe Federal sells participation interests in commercial real estate loans and other commercial loans that it originates as lead lender so that its retained interest is within the Association’s legal lending limit.

At March 31, 2024, the Association had $25.9 million in commercial real estate and multi-family real estate loans, which represented 23.8% of total loans. Of this aggregate total, the Association’s commercial real estate loans amounted to $24.0 million and multi-family residential loans amounted to $1.9 million as of March 31, 2024. The Association’s commercial and multi-family real estate lending activity is consistent with its strategy to diversify the loan portfolio and increase the overall portfolio yield with shorter-maturity loans. Commercial and multi-family real estate loans decreased by $3.7 million or 12.5% from $29.6 million at March 31, 2023 to $25.9 million at March 31, 2024.

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Monroe Federal’s commercial real estate loans are secured by both owner-occupied and non-owner-occupied properties, including warehouses, storage units, and store fronts. The Association’s commercial real estate loans are generally adjustable-rate loans. Commercial real estate loans generally have amortization terms up to 20 years. Monroe Federal’s multi-family real estate loans are primarily secured by properties in the its local market area. At March 31, 2024, the Association’s largest commercial real estate loan had an outstanding balance of $1.4 million and was secured by a hotel property located in Columbus, Ohio. At March 31, 2024, this loan was performing according to its original terms. The Association’s largest multi-family real estate loan had an outstanding balance of $544,000 at March 31, 2024 and was performing according to its original terms.

As of March 31, 2024, the Association had $3.1 million of construction and land development loans, which represented 2.8% of the total loan portfolio. Construction and land development loans outstanding declined by $6.5 million or 67.8% from $9.6 million at March 31, 2023 to $3.1 million at March 31, 2024. The Association originates residential construction loans, primarily to individuals for the construction of their primary residences and occasionally to contractors and builders of single-family homes. The Association’s residential construction loans are structured as construction/permanent loans where after a one-year construction period, the loan converts to a permanent one-to four-family residential mortgage loan.

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As of March 31, 2024, the Association had $4.9 million of commercial business loans, which represented 4.5% of the total loan portfolio. Commercial business loans outstanding declined by $380,000 or 7.2% from $5.3 million at March 31, 2023 to $4.9 million at March 31, 2024. The Association’s commercial business loans include both term loans and lines of credit. Term loans generally have fixed or variable rates and have terms of up to seven years. Lines of credit are generally variable rate and have terms of up to 24 months. These loans are generally secured by business assets, such as equipment, inventory and accounts receivable. At March 31, 2024, the Association’s largest commercial loan totaled $1.0 million and was secured by a blanket lien on business assets. At March 31, 2024, this loan was performing according to its original terms.

The Association’s commercial business loan portfolio includes loans purchased from Bankers Healthcare Group, LLC (“BHG”), a company that originates commercial and consumer loans to healthcare providers and other business professionals throughout the United States. The loans originated by BHG are generally sold to a network of community banks and other investors. As of March 31, 2024, Monroe Federal’s aggregate outstanding balance of BHG purchased loans totaled $1.9 million. As of March 31, 2024, no BHG purchased loans were reported as delinquent by the Association and its largest BHG purchased loan totaled $232,000.

The Association’s home equity loans and lines of credit amounted to $4.2 million or 3.8% of total assets as of March 31, 2024. Other consumer loans totaled $1.8 million or 1.6% of total assets as of March 31, 2024. The interest rates for the Association’s home equity lines of credit are based on the prime rate. The loan-to-value ratio for home equity loans and lines of credit is generally up to 90%, taking into account any superior mortgage on the collateral property. The Association’s consumer loan portfolio generally consists of loans secured predominately by automobiles (new and used). Consumer loans have fixed interest rates and terms up to 72 months (for a new automobile).

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Exhibit II-5 presents a summary of the Association’s portfolio of cash, short-term liquidity, and investment securities as of March 31, 2023 and 2024. The Association’s primary investment objective is to maximize portfolio yield over the long term in a manner that is consistent with minimizing risk, meeting liquidity needs, meeting pledging requirements, and meeting asset/liability management and interest rate risk strategies. Subject to loan demand and its internal interest rate risk analysis, the Association will increase the balance of its investment securities portfolio when it has excess liquidity. The Association’s investment policy was adopted by the Board of Directors and is reviewed annually by the Board of Directors. All investment decisions are made by the Association’s Asset/Liability Committee according to Board-approved policies. The Association’s current investment policy authorizes, with certain limitations, investments in U.S. Treasury and federal agency securities, securities issued by the U.S. government and its agencies or government-sponsored enterprises (“GSEs”) including mortgage-backed securities, state and municipal securities, and interest-bearing time deposits in other financial institutions, among other investments.

As shown in Exhibit II-4, the Association’s aggregate cash and investment securities amounted to $36.3 million or 23.4% of total assets as of March 31, 2024. Cash and cash equivalents amounted to $10.6 million or 6.8% of the Association’s total assets as of March 31, 2024. Cash and cash equivalents increased from $2.9 million or 1.9% of total assets as of March 31, 2023 as excess funds were allocated to short-term liquidity. The Association’s available-for-sale securities portfolio, reported at fair value, totaled $25.2 million or 16.2% of total assets at March 31, 2024 and was composed of $10.7 million of mortgage-backed securities, $10.7 million of municipal obligations, $2.7 million of U.S. Government agency securities, and $1.1 million of time deposits in other financial institutions. As of March 31, 2024, the Association had net unrealized losses of $5.5 million in its available-for-sale securities portfolio. The Association’s available-for-sale investment securities portfolio had a weighted average yield of 1.35% as of March 31, 2024. The Association also owned $515,000 of restricted stock as of March 31, 2024, which comprised stock investments in the FHLB of Cincinnati, United Bankers Bank (provider of correspondent banking services), and COCC (the Association’s external data services provider).

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Liability Composition

Deposits are the Association’s primary external source of funds for lending and investment purposes. Exhibit II-5 presents a summary of the Association’s deposit composition as of March 31, 2023 and 2024. Total deposits amounted to $142.1 million or 91.5% of total assets and 96.8% of total liabilities at March 31, 2024. Total deposits increased by 11.6% or $14.8 million from $127.3 million at March 31, 2023 to $142.1 million at March 31, 2024.

The Association’s certificate of deposit accounts increased by $7.3 million or 21.0% from $35.1 million or 27.5% of total deposits at March 31, 2023 to $42.4 million or 29.8% of total deposit at March 31, 2024. Core deposits, defined as total deposits excluding certificate of deposit accounts, increased by $7.4 million or 8.1% from $92.2 million at March 31, 2023 to $99.7 million at March 31, 2024. The ratio of core deposits to total deposits decreased from 72.5% at March 31, 2023 to 70.2% at March 31, 2024, while the concentration of certificate deposits to total deposits increased from 27.5% to 29.8% over the same time period.

The increase in certificates of deposit reflected the shift from core deposits to higher yielding certificate of deposit accounts due to the increase in market interest rates. The increase in core deposits was due primarily to an increase in the balance of an interest-bearing demand account with a business customer that has a significant deposit relationship with Monroe Federal. The balance in this commercial deposit account may fluctuate significantly due to the nature of the customer’s business. At March 31, 2024, this commercial depositor had $21.1 million in the interest-bearing demand account with Monroe Federal, which represented 14.8% of the Association’s total deposits at such date.

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The Association relies on customer service and longstanding relationships with customers in its primary market area to attract and retain deposits. The new branch office is designed to support near-term and future deposit growth, and features a drive-thru teller window, a more open concept of the teller desks in the main lobby, numerous offices for various personnel, and an upstairs with cubicles and additional office space.

The Association’s deposit account terms vary according to the minimum balance required, the time period that funds must remain on deposit, and the interest rate, among other factors. In determining the rates and terms of its deposit accounts, the Association considers the rates offered by competitors, liquidity needs, growth objectives, current operating strategies, and customer preferences and concerns. The Association has placed a concerted emphasis on attracting core deposit accounts, which tend to represent lower cost and more stable funding sources. As of March 31, 2024, the Association’s weighted average cost of core deposits was 0.41%, the weighted average cost of certificate accounts was 3.82%, and the overall weighted average cost of total deposits was 1.43%.

Exhibit II-5 presents a summary of the Association’s borrowed funds activity as of and for the years ended March 31, 2023 and 2024. As a member of the FHLB of Cincinnati, the Association may obtain FHLB borrowings based upon the security of FHLB capital stock owned and certain of the Association’s residential real estate mortgage loans. Monroe Federal may utilize these advances for asset/liability management purposes and for additional fundings of its operations. At March 31, 2024, Monroe Federal had the ability to borrow up to $44.9 million from the FHLB of Cincinnati under a collateral pledge facility. At March 31, 2024, the Association had $3.0 million of outstanding advances under this facility. In addition, at March 31, 2024, Monroe Federal the capacity to borrow up to $9.0 million from the Federal Reserve Bank of Cleveland and up to $4.4 million from a correspondent bank, with no outstanding balance under either facility.

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Equity Capital

Monroe Federal’s total equity amounted to $8.6 million or 5.51% of total assets at March 31, 2024. The ratio of total equity to assets decreased from 5.80% at March 31, 2023. The Association’s total equity decreased by $1.7 million from $10.5 million at March 31, 2022 to $8.8 million at March 31, 2023 largely due to a decrease of $2.1 million in the Association’s accumulated other comprehensive income (“AOCI”). The Association’s AOCI is affected by unrealized gains (or losses) on available-for-sale securities. The Association’s total equity decreased by $221,000 from $8.8 million at March 31, 2023 to $8.6 million at March 31, 2024. The decrease was due primarily to the adoption of the Current Expected Credit Loss (“CECL”) reserve accounting methodology, which resulted in a net charge to equity of $285,000 that which was partially offset by net income of $59,000 for the year ended March 31, 2024. Since 2022, the increase in market interest rates had the effect of producing net unrealized losses in the Association’s available-for-sale securities portfolio and AOCI capital account. As of March 31, 2024, Monroe Federal had retained earnings of $12.9 million and a negative AOCI of $4.4 million, resulting in total equity of $8.6 million.

The Association’s regulatory capital level remains strong in comparison to minimum regulatory requirements. The Association’s regulatory capital ratios (which exclude the impact of AOCI) of tier 1 leverage capital, common equity tier 1 risk-based capital, tier 1 risk-based capital, and total risk-based capital were 8.67%, 14.23%, 14.23%, and 14.99%, respectively, as of March 31, 2024. In comparison, the minimum regulatory requirements under federal banking agency guidelines were 4.00%, 4.50%, 6.00%, and 8.00%, and the threshold requirements for regulatory “well capitalized” levels were 5.00%, 6.50%, 8.00%, and 10.00%, respectively. Based on these regulatory capital ratios and requirements, the Association was considered well capitalized for regulatory purposes as of March 31, 2024.

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Income and Expense Trends

Table 3 displays the main components of the Association’s earnings performance for the years ended March 31, 2023 and 2024. Table 4 displays the Association’s principal income and expense ratios as a percent of average assets for the corresponding periods. Table 5 displays the Association’s weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities.

General Overview

Over recent years, the Association has exhibited a consistent trend of moderate profitability. The Association’s net income amounted to $60,000 for the year ended March 31, 2024, as compared to net income of $388,000 million for the year ended March 31, 2023. The Association reported a return on average assets (“ROA”) of 0.04% for fiscal 2024 and 0.27% for fiscal 2023. The Association reported a return on average equity (“ROE”) of 0.73% for fiscal 2024 and 4.47% for fiscal 2023. For the five calendar years from December 31, 2019 to 2023, the Association recorded an average ROA of 0.20% and an average ROE of 2.34%.

Fiscal Years Ended March 31, 2023 and 2024

Net income for the fiscal year ended March 31, 2024, was $60,000, a decrease of $328,000 or 84.6% compared to $388,000 for the fiscal year ended March 31, 2023. The decrease in net income was primarily due to a $151,000 decrease in net interest income and a $486,000 increase in non-interest expense, which were partially offset by a $203,000 decrease in the provision for credit losses, a $17,000 increase in non-interest income, and an $88,000 decrease in income taxes. Monroe Federal’s net interest margin has been impacted by the series of market interest rate increases in the economy during 2022 and 2023, as well as the migration of deposits from lower-yielding savings and money market accounts to higher-yielding certificates of deposit.

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Table 3

Income Statement Summary

For the Years Ended March 31, 2023 and 2024

(Dollars in Thousands)

	Year Ended
	March 31,
	2024	2023
Total interest income	$5,692	$4,786
Total interest expense	1,975	918
Net interest income	3,717	3,868
Provision (credit) for loan losses	(143)	60
Net interest income after provision	3,861	3,808

Service fees on deposits	178	151
Late charges and fees on loans	9	19
Loan servicing fees	15	13
Bank-owned life insurance	101	93
Other income	41	51
Total non-interest income	344	327

Salaries and employee benefits	2,076	1,903
Occupancy and equipment	558	381
Data processing fees	531	471
Other expense	1,029	954
Total non-interest expense	4,194	3,708

Income before provision for income taxes	11	427
Provision for income taxes (benefits)	(49)	39
Net income	$60	$388

Source: Monroe Federal Savings and Loan Association, audited financial statements.

Net interest income declined by $151,000 or 3.9% to $3.7 million for the fiscal year ended March 31, 2024 as compared to $3.9 million for the fiscal year ended March 31, 2023. The decrease reflected a reduction in the interest rate spread to 2.39% for the year ended March 31, 2024 from 2.67% for the year ended March 31, 2023, while the average net interest-earning assets decreased $1.2 million year-to-year. The net interest margin decreased to 2.54% for the year ended March 31, 2024 from 2.75% for the year ended March 31, 2023, due to increases in market interest rates pushing funding costs upward. In relation to average assets, net interest income declined from 2.66% in the year ended March 31, 2023 to 2.45% for the year ended March 31, 2024.

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Monroe Federal recorded a credit provision for credit losses of $143,000 for the year ended March 31, 2024, a decrease of $203,000 from the $60,000 provision for credit losses in the year ended March 31, 2023. The credit provision for the year ended March 31, 2024 comprised a $101,000 credit provision on loans and a $42,000 credit provision on off-balance sheet commitments. The allowance for credit losses on loans was $855,000 at March 31, 2024, and $642,000 at March 31, 2023, which represented 0.79% of total loans at March 31, 2024, and 0.59% of total loans at March 31, 2023. The credit provision for credit losses for the year ended March 31, 2024, was due mainly to the Association’s low balances of non-accrual loans, delinquent loans, and net charge-offs. Monroe Federal recorded net recoveries of $36,000 and $51,000 for the years ended March 31, 2023 and 2024, respectively. The Association adopted CECL effective April 1, 2023, which resulted in a $263,000 increase to the allowance for credit losses on loans.

Non-interest income amounted to $344,000 for the year ended March 31, 2024, reflecting an increase of $17,000 or 5.3% from $327,000 for the fiscal year ended March 31, 2023. The increase was due primarily to a $27,000 increase in service fees on deposits, partially offset by a $10,000 decrease in late charges and fees on loans. The increase in service fees on deposits was largely attributable to increases in returned check fees and fees on debit card transactions. The decrease in late charges and fees on loans included a $12,000 non-recurring fee amount earned on Paycheck Protection Program (“PPP”) loan fees during the year ended March 31, 2023. In relation to average assets, non-interest income was equal to 0.23% in both years ended March 31, 2023 and 2024.

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Table 4

Income Statement Ratios

For the Years Ended March 31, 2023 and 2024

(Percent of Average Assets)

	Year Ended
	March 31,
	2024	2023
Total interest income	3.75%	3.29%
Total interest expense	1.30	0.62
Net interest income	2.45	2.66
Provision (credit) for loan losses	(0.09)	0.04
Net interest income after provision	2.54	2.62

Service fees on deposits	0.12	0.10
Late charges and fees on loans	0.01	0.01
Loan servicing fees	0.01	0.01
Bank-owned life insurance	0.07	0.06
Other income	0.03	0.03
Total non-interest income	0.23	0.23

Salaries and employee benefits	1.37	1.31
Occupancy and equipment	0.37	0.26
Data processing fees	0.35	0.32
Other expense	0.68	0.66
Total non-interest expense	2.76	2.55

Income before provision for income taxes	0.01	0.28
Provision for income taxes (benefits)	(0.03)	0.02
Net income	0.04	0.27

Source: Monroe Federal Savings and Loan Association, financial data.

The Association’s non-interest expense increased $486,000 or 13.1% to $4.2 million for the fiscal year ended March 31, 2024, compared to $3.7 million for the fiscal year ended March 31, 2023. The increase was due primarily to a $173,000 or 9.1% increase in salaries and employee benefits, a $177,000 or 46.4% increase in occupancy and equipment expense, a $61,000 or 12.9% increase in data processing fees, and a $43,000 or 65.0% increase in federal deposit insurance premiums.

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The increase in the Association’s salaries and employee benefits was due mostly to an increase in staffing related to the new branch office opened in March 2023 and normal annual merit increases. The increase in occupancy and equipment expense was mainly related to costs associated with the opening of the new branch office. The increase in data processing costs was due to growth in loans and deposits and the opening of the new branch office. The increase in federal deposit insurance premiums was due primarily to the growth in deposits and a higher assessment rate on a year-to-year basis. The ratio of non-interest expense to average assets increased from 2.55% in the year ended March 31, 2023 to 2.76% for the year ended March 31, 2024.

The provision for income taxes decreased by $88,000 from an income tax provision of $39,000 for the year ended March 31, 2023 to an income tax benefit of $49,000 for the year ended March 31, 2024. The decrease in income taxes was due primarily to a $416,000 decrease in pre-tax income. The Association’s effective income tax rates reflect the effect of non-taxable interest income, including tax-exempt income from municipal securities and BOLI income.

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Table 5

Yield and Cost Summary

For the Years Ended March 31, 2023 and 2024

	Year Ended
	March 31,
	2024	2023
Weighted Average Yields
Loans	4.49%	4.04%
Investment securities	1.65	1.59
Interest-bearing deposits and other investments	5.52	3.38
Total interest-earning assets	3.89	3.41

Weighted Average Costs
Interest-bearing demand accounts	0.02	0.02
Savings accounts	0.08	0.06
Money market accounts	0.75	0.33
Certificate of deposit accounts	3.45	1.95
Total interest-bearing deposits	1.28	0.57

FHLB advances	4.95	2.79
Federal funds purchased	5.83	4.09

Total interest-bearing liabilities	1.50	0.74

Net interest rate spread (1)	2.39	2.67
Net interest margin (2)	2.54	2.75

(1) Weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(2) Net interest income divided by average total interest-earning assets.

Source: Monroe Federal Savings and Loan Association, financial data.

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Interest Rate Risk Management

Monroe Federal seeks to reduce its earnings vulnerability and capital risk to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The Association focuses on ensuring a stable and steadily increasing flow of net interest income through managing the asset and liability mix of the balance sheet. The Association also attempts to integrate the Association’s asset/liability management process into its operational decision-making, including portfolio structure, investments, business planning, funding decisions, and pricing.

The Association attempts to manage the exposure of the net interest margin to unexpected changes due to interest rate fluctuations. The Association’s goal is not to eliminate interest rate risk, but to produce results that are consistent with the need for adequate liquidity, adequate capital, projected growth, acceptable risk, and appropriate profitability standards. The Association has implemented various strategies to manage its interest rate risk. By enacting these strategies, the Association believes that it is better positioned to react to changes in market interest rates. These strategies include:

•	Maintaining capital levels that exceed the thresholds for well-capitalized status under federal regulations.

•	Maintaining a high level of liquidity.

•	Growing core deposit accounts.

•	Managing the investment securities portfolio in a manner to reduce the average maturity and effective life of the portfolio.

•	Continuing to diversify the loan portfolio by adding more commercial real estate loans and commercial business loans, which typically have shorter maturities and/or balloon payments.

•	Beginning to build the capacity and flexibility to sell longer-term, one- to four-family residential mortgage loans.

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The Association monitors its interest rate sensitivity management by using models that generate estimates of the change in its net portfolio value of equity (economic value of equity or “EVE”) over a range of interest rate scenarios. EVE represents the market value of portfolio equity, which is different from book value, and is equal to the market value of assets minus the market value of liabilities (representing the difference between incoming and outgoing discounted cash flows of assets and liabilities) with adjustments made for off-balance sheet items. The EVE ratio, under any interest rate scenario, is defined as the EVE in that scenario divided by the market value of assets in the same scenario. Table 6 sets forth the Association’s EVE as of March 31, 2024 and reflects the changes to EVE as a result of immediate and sustained changes in interest rates as indicated.

Table 6

Economic Value of Equity

As of March 31, 2024

(Dollars in Thousands)

Basis Point Change in Interest Rates (1)	Estimated EVE (2) ($000s)	Amount Change from Level ($000s)	Percent Change from Level	EVE Ratio (3)	Basis Point Change in EVE Ratio
+ 300 b.p.	$13,716	$(6,676)	(32.74)%	9.23%	(449) b.p.
+ 200 b.p.	16,177	(4,215)	(20.67)%	10.89%	(283) b.p.
+ 100 b.p.	18,566	(1,826)	(8.95)%	12.49%	(123) b.p.
Level	20,392	--	--	13.72%	--
- 100 b.p.	21,712	1,320	6.47%	14.61%	89 b.p.
- 200 b.p.	22,068	1,676	8.22%	14.85%	113 b.p.
- 300 b.p.	21,294	902	4.42%	14.33%	61 b.p.

(1) Assumes an immediate uniform change in interest rates at all maturities.

(2) EVE is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet contracts.

(3) EVE ratio represents EVE divided by the present value of assets, which is calculated as the discounted value of incoming cash flows on interest-earning assets.

Source: Monroe Federal Savings and Loan Association, financial data.

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Table 6 indicates that at March 31, 2024, in the event of an instantaneous parallel 100 basis point increase in interest rates, the Association would experience an 9.0% decrease in EVE. In the event of an instantaneous 100 basis point decrease in interest rates, the Association would experience a 6.5% increase in EVE. In the event of an instantaneous 200 basis point increase in interest rates, the Association would experience a 20.7% decrease in EVE. In the event of an instantaneous 200 basis point decrease in interest rates, the Association would experience an 8.2% increase in EVE. The EVE simulations give no effect to any steps that the Association might take to counter the impact of such interest rate movement.

In addition to modeling changes in EVE, the Association also analyzes potential changes to net interest income for a 12-month period under rising and falling interest rate scenarios. The Association estimates its net interest income for a 12-month period, and then calculates what net interest income would be for the same period under the assumptions that the U.S. Treasury yield curve increases or decreases instantly by up to 300 basis points or decreases instantly by up to 300 basis points, in 100 point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

Table 7 below sets forth, as of March 31, 2024, the calculation of the estimated changes in the Association’s net interest income resulting from the designated immediate changes in the U.S. Treasury yield curve. As shown in Table 7, an upward change of 100 basis points in market interest rates would increase net interest income by $23,000 and a downward change of 100 basis points would decrease net interest income by $46,000. An upward change of 200 basis points in market interest rates would increase net interest income by $40,000 and a downward change of 200 basis points would decrease net interest income by $93,000.

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Table 7

Net Interest Income Sensitivity

As of March 31, 2024

(Dollars in Thousands)

Basis Point Change in Interest Rates (1)	Estimated Net Interest Income ($000s)	Change in Net Interest Income ($000s)	Percent Change from Level (%)
+ 300 b.p.	$3,794	$ 20	0.53%
+ 200 b.p.	3,814	40	1.06%
+ 100 b.p.	3,797	23	0.61%
Level	3,774	--	--
- 100 b.p.	3,728	(46)	(1.22)%
- 200 b.p.	3,681	(93)	(2.46)%
- 300 b.p.	3,575	(199)	(5.27)%

(1) Assumes an immediate uniform change in interest rates at all maturities.

Source: Monroe Federal Savings and Loan Association, financial data.

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Asset Quality

Table 8 summarizes the Association’s non-performing assets as of March 31, 2023 and 2024. The Association has a solid record of reporting satisfactory asset quality in recent years. Non-accrual loans decreased from $636,000 at March 31, 2023 to zero at March 31, 2024. Relative to total loans, non-accrual loans measured 0.58% and 0.00% as of March 31, 2023 and March 31, 2024, respectively. The Association had no foreclosed assets on the balance sheet as of March 31, 2023 and 2024. Including accruing troubled debt restructurings (“TDRs”), the Association’s total non-performing assets measured 0.52% and 0.22% as of March 31, 2023 and March 31, 2024, respectively. The Association had $126,000 and $348,000 of accruing TDRs as of March 31, 2023 and 2024, respectively.

Table 9 summarizes the Association’s allowance for credit losses on loans as of the years ended March 31, 2023 and 2024. The allowance for credit losses on loans increased from $642,000 at March 31, 2023 to $855,000 at March 31, 2024. The Association’s provision (credit) for loan losses decreased from $60,000 in the year ended March 31, 2023 to -$101,000 for the year ended March 31, 2024. Net recoveries amounted to $36,000 and $57,000 in fiscal 2023 and 2024, respectively. Due to the effect of adopting the CECL accounting methodology for determining reserves effective April 1, 2023, Monroe Federal recorded a $263,000 increase to the allowance for credit losses on loans and a $99,000 increase to the allowance for losses on unfunded commitments and a corresponding reduction, net of tax, to retained earnings of $285,000. Mainly as a result of the CECL-related adjustment, the ratio of the allowance for credit losses to total loans increased from 0.59% at March 31, 2023 to 0.78% at March 31, 2024.

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Table 8

Non-performing Assets Summary

As of March 31, 2023 and 2024

(Dollars in Thousands)

	March 31,
	2024	2023
Non-accrual Loans
One- to four-family residential	$-	$-
Multi-family residential	-	-
Commercial real estate	-	617
Construction and land development	-	-
Commercial business	-	-
Home equity and lines of credit	-	-
Consumer	-	19
Total non-accrual loans	-	636

Accruing loans past due 90 days or more	-	-
Foreclosed assets	-	-

Total non-performing assets	$-	$636

Total non-accrual loans to total loans	0.00%	0.58%
Total non-performing assets to total assets	0.00%	0.42%

Source: Monroe Federal Savings and Loan Association, financial data.

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Table 9

Allowance for Credit Losses on Loans

At or For the Years Ended March 31, 2023 and 2024

(Dollars in Thousands)

	At or For the Year Ended March 31,
	2024	2023
Allowance at beginning of period	$642	$546

Effect of adoption of ASC CECL	263	-
Provision (credit) for credit losses	(101)	60

Charge-offs:
Consumer loans	(6)	-
Total charge-offs	(6)	-

Recoveries:
Commercial real estate loans	52	32
Commercial business loans	4	4
Consumer loans	1	-
Total recoveries	57	36

Net recoveries (charge-offs)	51	36

Allowance at end of period	$855	$642

Allowance to non-accrual loans	0.00%	100.94%
Allowance to gross total loans	0.78%	0.59%
Net recoveries (charge-offs) to average loans	0.05%	0.04%

Source: Monroe Federal Savings and Loan Association, financial data.

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Market Area

Overview of Market Area

Monroe Federal’s main office is located in Tipp City, Ohio, and its three branch offices are located in Tipp City, Dayton, and Vandalia, Ohio. Tipp City is located on Interstate 75 approximately 25 miles north of Dayton, Ohio. Vandalia is also located on Interstate 75 approximately 12 miles north of Dayton, Ohio. Monroe Federal’s branch office locations are shown on the maps on the following page. Tipp City was founded in 1840 and known as Tippecanoe City for many years. Its name derived from President William Henry Harrison’s nickname, Tippecanoe, which was drawn from his heroism at the Battle of Tippecanoe in 1811. It was renamed to Tipp City in 1938 because another town in Ohio was similarly named Tippecanoe.

Monroe Federal considers Miami and Montgomery Counties, and contiguous areas, its primary market area for loan originations and deposit gathering. Tipp City is located in southern Miami County, while Dayton and Vandalia are located in Montgomery County. Wright-Patterson Air Force Base (“AFB”), home of the 88th Air Base Wing, is located outside Dayton and is a major employer in Monroe Federal’s primary market area. Miami County has an estimated 2024 population of approximately 111,000 and Montgomery County has an estimated 2024 population of 533,000. The total population for the Dayton MSA is approximately 814,000.

Primary areas of employment in Miami and Montgomery Counties include healthcare, manufacturing, professional services, and retail trade. Major employers in Miami County include Upper Valley Medical Center, Clopay Corporation (manufacturing) and F&P America (manufacturing). In addition to Wright-Patterson AFB, part of which is located in Montgomery County, other major employers in Montgomery County include CareSource (healthcare), Dayton Children’s Hospital, and The Reynolds and Reynolds Company (business services).

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Dayton is the county seat of Montgomery County and had an estimated 2024 population of approximately 137,000, making it the sixth most populous city in Ohio. The city of Dayton anchors the Dayton MSA, the state’s fourth most populous metropolitan area. Dayton is located within Ohio’s Miami Valley region, 50 miles north of Cincinnati and 60 miles west of Columbus. The Dayton area is home to Wright-Patterson AFB, a significant contributor to research and development in the industrial, aeronautical, and astronautical engineering fields. Along with defense and aerospace, healthcare accounts for much of the Dayton area’s economy. Vandalia is a city in Montgomery County and a suburb of Dayton. The population of Vandalia was estimated at 15,044 in 2024. In addition to being the city closest to Dayton International Airport, Vandalia lies at the crossroads of Interstate 75 and Interstate 70.

Table 10 provides selected demographic data for the United States, the state of Ohio, the Dayton MSA, and Tipp City, Ohio. Tipp City had an estimated 2023 population of 10,375. Tipp City’s population increased by 1.0% from 2020 to 2024 and is projected to increase by 1.8% over the next five years through 2029. The median age in Tipp City was 42.1 years, above the state and national median ages of 40.5 years and 39.8 years, respectively. The estimated 2024 median household income of Tipp City was $74,230, above the state level of $68,488 and slightly below the national median of $75,874.

The Dayton MSA had an estimated 2024 population of 813,912, reflecting almost no change from 2020. The Dayton MSA’s population is projected to increase by 0.9% from 2024 to 2029. The median housing value in the Dayton MSA was $195,400, measuring below the statewide median of $204,100 and the national median of $320,9000. The estimated 2024 median household income of the Dayton MSA was $67,171, trailing the statewide median of $68,488 and the national median of $75,874.

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Table 10
Selected Demographic Data

	United		Dayton	Tipp
	States	Ohio	MSA	City
Total Population
2020 - Base	331,449,281	11,799,448	814,049	10,274
2024 - Current	336,157,119	11,778,122	813,912	10,375
2029 - Projected	344,209,992	11,870,704	820,832	10,561
% Change 2020-24	1.42%	-0.18%	-0.02%	0.98%
% Change 2024-29	2.40%	0.79%	0.85%	1.79%

Age Distribution, 2024
0 - 14 Age Group	17.24%	17.42%	17.53%	17.62%
15 - 34 Age Group	26.61%	25.86%	26.15%	23.84%
35 - 54 Age Group	24.92%	23.91%	23.42%	23.74%
55 - 69 Age Group	18.53%	19.33%	19.02%	19.77%
70+ Age Group	12.71%	13.48%	13.88%	15.04%

Median Age (years)	39.8	40.5	40.2	42.1

Total Households
2020 - Base	126,817,580	4,808,773	339,453	4,234
2024 - Current	129,079,042	4,828,673	340,931	4,297
2029 - Projected	132,563,817	4,885,692	344,800	4,390
% Change 2020-24	1.78%	0.41%	0.44%	1.49%
% Change 2024-29	2.70%	1.18%	1.13%	2.16%

Household Income, 2024
< $25,000	15.66%	17.28%	17.50%	13.06%
$25,000 - $49,999	18.07%	20.14%	20.63%	13.15%
$50,000 - $99,999	28.40%	30.02%	30.44%	38.26%
$100,000 - $199,999	25.82%	24.16%	23.57%	23.04%
$200,000+	12.05%	8.40%	7.87%	12.50%

Average Household Income
2024 - Current	$108,671	$93,487	$90,739	$110,167
2029 - Projected	$118,937	$102,927	$100,479	$120,627
% Change 2024-29	9.45%	10.10%	10.73%	9.49%

Median Household Income
2024 - Current	$75,874	$68,488	$67,171	$74,230
2029 - Projected	$83,550	$74,272	$73,131	$84,084
% Change 2024-29	10.12%	8.45%	8.87%	13.27%

Unemployment Rate (not seasonally adjusted)
March 2022	3.8%	4.2%	3.9%	NA
March 2023	3.6%	3.9%	3.8%	NA
March 2024	3.9%	4.5%	4.4%	NA

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Table 10 (continued)
Selected Demographic Data

	United		Dayton	Tipp
	States	Ohio	MSA	City
Total Housing Units, 2024	143,769,387	5,294,118	372,926	4,483
Owner Occupied	81,634,041	3,158,774	214,051	2,945
Renter Occupied	47,445,001	1,669,899	126,880	1,352
Vacant	14,690,345	465,445	31,995	186

Owner Occupied	56.78%	59.67%	57.40%	65.69%
Renter Occupied	33.00%	31.54%	34.02%	30.16%
Vacant	10.22%	8.79%	8.58%	4.15%

Owner Occupied Units
2024 - Current	81,634,041	3,158,774	214,051	2,945
2029 - Projected	83,863,487	3,193,971	216,459	3,007
% Change 2020-24	1.98%	0.42%	0.46%	1.24%
% Change 2024-29	2.73%	1.11%	1.12%	2.11%

Renter Occupied Units
2024 - Current	47,445,001	1,669,899	126,880	1,352
2029 - Projected	48,700,330	1,691,721	128,341	1,383
% Change 2020-24	1.45%	0.41%	0.40%	2.40%
% Change 2024-29	2.65%	1.31%	1.15%	2.29%

Owner-Occupied Housing Unit Rate, 2022 (1)	65.2%	67.3%	65.1%	70.9%

Owner-Occupied Housing Units Median Value, 2022	$320,900	$204,100	$195,400	$222,600

Median Gross Rent, 2022	$1,300	$949	$948	$881

High School Graduate or Higher, % Age 25 Years-plus, 2022	89.6%	91.8%	93.1%	95.7%

Bachelor's Degree or Higher, % Age 25 Years-plus, 2022	35.7%	32.0%	33.9%	34.1%

In Civilian Labor Force, Total % Age 16 Years-plus, 2022	63.5%	63.0%	63.1%	65.9%

 (1) As a percentage of total number of households.

Source: Claritas; S&P Global Market Intelligence; U.S. Bureau of the Census; U.S. Department of Labor.

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Local unemployment rates have hovered above the national averages. The March 2024 unemployment rates were 4.4% for the Dayton MSA and 4.5% for the state of Ohio. The unemployment rates in March 2024 were 4.1% for Miami County and 4.7% for Montgomery County. By comparison, the national unemployment rate was 3.9% in March 2024. In March 2023, the unemployment rates for the Dayton MSA, the state of Ohio, and the U.S. were 3.8%, 3.9%, and 3.6%, respectively. The top employers in Miami County are shown below in Table 11.

Table 11

Major Business Employers in Miami County, Ohio

			Number of
Business	Type	Location	Employees
Upper Valley Medical Center	Healthcare	Troy	1,600
Clopay Corporation	Manufacturing	Troy	1,548
F&P America	Manufacturing	Troy	920
UTC Aerospace Systems	Manufacturing	Troy	814
Meijer Distribution Center	Logistics	Tipp City	800
ConAgra Foods	Manufacturing	Troy	734
American Honda	Logistics	Troy	631
Hobart Brothers	Manufacturing	Troy	568
Industry Products	Manufacturing	Piqua	440
ITW Food Equipment Group	Manufacturing	Troy	320

Source: Miami County Department of Development.

Overview of Office Network

Table 12 provides deposit data for Monroe Federal’s full-service banking offices as of June 30, 2018, June 30, 2022, and June 30, 2023. The Association’s deposits increased by 8.7% over the observed one-year period from June 30, 2022 to 2023 and increased by a compound annual growth rate of 9.2% over the five-year period from June 30, 2018 to 2023. The Association’s largest office based on deposits was the main office in Tipp City with deposits of $56.4 million or 41.5% of the Association’s total deposits at June 30, 2023. The Association’s branch office in Vandalia had deposits of $49.0 million or 36.0% of the Association’s total deposits at June 30, 2023. The Dayton branch office had deposits of $27.1 million or 19.9% of the Association’s total deposits at June 30, 2023. In March 2023, Monroe Federal opened a second office in Tipp City.

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Table 12

Branch Office Deposit Data for Monroe Federal

Data as of June 30, 2018, 2022, and 2023

				Branch Deposits at June 30,			1-Year	5-Year
				2023	2022	2018	Growth	CAGR
Address	City	County	St.	($000)	($000)	($000)	(%)	(%)
24 East Main Street	Tipp City	Miami	OH	$56,424	$58,109	$43,806	(2.90)	5.19
985 West Main Street	Tipp City	Miami	OH	3,490	NA	NA	NA	NA
264 East National Road	Vandalia	Montgomery	OH	49,023	37,020	22,377	32.42	16.98
8512 North Dixie Drive	Dayton	Montgomery	OH	27,108	30,062	21,333	(9.83)	4.91

Total for Monroe Federal				$136,045	$125,191	$87,516	8.67	9.22

 Source: S&P Global Market Intelligence.

Deposit Market Share Analysis

Table 13 displays branch deposit data for the financial institutions (commercial banks and thrifts) in the Dayton MSA as of June 30, 2023. Monroe Federal ranked 14th in the Dayton MSA out of 27 financial institutions with total deposits of $136.0 million in four offices as of June 30, 2023 for a market share of 0.9%. The deposit market share leaders in the Dayton MSA were Fifth Third Bank with a market share of 28.9%, JPMorgan Chase Bank at 18.4%, PNC Bank at 12.4%, U.S. Bank at 7.8%, KeyBank at 7.3%, and Huntington National Bank at 6.8%. Union Savings Bank was the largest thrift in the market, ranking eighth at 2.8% The deposit market total in the Dayton MSA decreased 9.6% from $16.9 billion at June 30, 2022 to $15.3 billion at June 30, 2023.

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Table 13

Deposit Market Share for the Dayton MSA-Ohio

Data as of June 30, 2023

		No. of	Market	Market	Market	Market	1-Year	5-Year
Market		Branch	Deposits	Share	Deposits	Share	Deposit	Deposit
Rank	Financial	Offices	2023	2023	2022	2022	Growth	CAGR
2023	Institution	2023	($000)	(%)	($000)	(%)	(%)	(%)
1	Fifth Third Bank NA (OH)	24	4,416,016	28.94	5,394,706	31.95	(18.14)	4.50
2	JPMorgan Chase Bank NA (OH)	20	2,810,987	18.42	2,981,127	17.66	(5.71)	5.43
3	PNC Bank NA (PA)	16	1,896,323	12.43	2,103,369	12.46	(9.84)	3.57
4	U.S. Bank NA (MN)	16	1,183,248	7.75	1,276,883	7.56	(7.33)	3.81
5	KeyBank NA (OH)	12	1,109,342	7.27	1,263,752	7.49	(12.22)	2.54
6	Huntington National Bank (OH)	11	1,044,405	6.84	1,025,664	6.07	1.83	9.09
7	First Financial Bank (OH)	9	584,380	3.83	617,125	3.66	(5.31)	5.62
8	Union Savings Bank (OH)	7	432,515	2.83	460,705	2.73	(6.12)	0.33
9	Park National Bank (OH)	5	425,174	2.79	412,746	2.44	3.01	4.73
10	Farmers & Merchants Bank (OH)	4	230,624	1.51	233,027	1.38	(1.03)	12.78
11	LCNB National Bank (OH)	3	153,470	1.01	162,702	0.96	(5.67)	4.27
12	Civista Bank (OH)	3	143,264	0.94	117,889	0.70	21.52	10.51
13	Old Fort Banking Co. (OH)	2	142,968	0.94	109,182	0.65	30.94	28.05
14	Monroe Federal S&LA (OH)	4	136,045	0.89	125,191	0.74	8.67	9.22
15	WesBanco Bank Inc. (WV)	3	100,225	0.66	109,670	0.65	(8.61)	9.74
16	First Bank Richmond (IN)	3	78,144	0.51	90,356	0.54	(13.52)	12.91
17	Minster Bank (OH)	2	76,955	0.50	88,209	0.52	(12.76)	14.43
18	First Nat'l Bank of Germantown (OH)	1	73,761	0.48	80,234	0.48	(8.07)	7.13
19	Covington S&LA (OH)	2	68,249	0.45	69,532	0.41	(1.85)	5.48
20	Greenville National Bank (OH)	2	44,090	0.29	46,885	0.28	(5.96)	19.76
21	Greenville Federal (OH)	3	32,545	0.21	35,414	0.21	(8.10)	48.31
22	Brookville Bldg. and Svgs. Assn. (OH)	1	27,846	0.18	29,716	0.18	(6.29)	0.03
23	New Carlisle Federal Svgs. Bank (OH)	1	21,511	0.14	20,413	0.12	5.38	10.14
24	Woodforest National Bank (TX)	6	12,869	0.08	13,208	0.08	(2.57)	15.12
25	Twin Valley Bank (OH)	1	9,871	0.06	9,341	0.06	5.67	NA
26	Somerville Bank (OH)	1	5,763	0.04	5,411	0.03	6.51	NA
27	1st National Bank (OH)	1	1,205	0.01	1,149	0.01	4.87	NA

	Market Total	163	15,261,795	100.00	16,883,606	100.00	(9.61)	5.44

Source: S&P Global Market Intelligence.

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Monroe Federal faces significant competition in originating loans and attracting deposits. This competition stems primarily from commercial banks, other thrift institutions, credit unions, and mortgage banking companies. Many of the financial service providers operating in the Association’s market area are significantly larger and have greater financial resources, including some of the nation’s largest banks such as JPMorgan Chase Bank, PNC Bank, U.S. Bank, and Fifth Third Bank. Monroe Federal faces additional competition for deposits from online banking institutions, short-term money market funds, other corporate and government securities funds, mutual funds, and from other non-depository financial institutions such as brokerage firms and insurance companies.

Competition for residential mortgage lending in Monroe Federal’s market area is high. In addition to local and regional participants, many nationwide lenders are present in the Association’s lending market. Union Savings Bank (Cincinnati, Ohio) was the leading residential mortgage lender in 2022 in the Dayton MSA, followed by Wright-Patt Credit Union (Beavercreek, Ohio), Wells Fargo Bank (San Francisco, California), Huntington National Bank (Columbus, Ohio), Fifth Third Bank (Cincinnati, Ohio), Rocket Mortgage (Detroit, Michigan), PrimeLending (Dallas, Texas), and Caliber Home Loans (Coppell, Texas).

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Summary Outlook

Monroe Federal has consistently reported moderate levels of profitability in recent years. The Association’s ROA measured 0.27% and 0.04% for the fiscal years ended March 31, 2023 and 2024, respectively. The dramatic rise in market interest rates has had the dual effect of reducing the Association’s net interest margin and causing a decline in its total equity due to the unrealized holding losses recognized in the AOCI capital account. Furthermore, the adoption of CECL had the additional effect of reducing the Association’s equity by a net after-tax amount of $285,000. The negative AOCI amount of -$4.4 million was included in the Association’s total equity at March 31, 2024 of $8.6 million. The Association’s total equity to assets ratio was 5.51% at March 31, 2024, while its tier 1 leverage capital ratio was higher at 8.67%.

Monroe Federal plans to continue its emphasis on residential mortgage lending, while also continuing to diversify its lending activities through commercial real estate and commercial business lending. The Association plans to hire staff personnel and develop internal resources to provide the capability for secondary mortgage activity and the opportunity to generate additional revenue from the sales of residential mortgage loans. The sales of longer-term residential mortgages are also intended to facilitate the Association’s interest rate risk management objectives.

The Association’s traditional thrift institution orientation reflects a business model that has historically operated efficiently with below-average levels of non-interest expense. The infusion of additional capital from the Stock Offering will fortify the Association’s capital position and allow for the implementation of prudent growth strategies, which would serve to leverage operating expenses and enhance the Association’s competitive position and contribute to improved profitability.

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As a public company following the completion of the Conversion and Stock Offering, the Association will experience an increase in operating expenses related to the compensation costs of stock-benefit plans and the additional costs related to resources, systems, and controls necessary to satisfy the ongoing public company financial reporting requirements. The incremental expenses may present an impediment to generating meaningful earnings growth over the near term until the additional capital is leveraged to support steady loan expansion.

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II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Association because: (1) reliable market and financial data are readily available for comparable institutions; (2) the comparative market method is required by the applicable regulatory guidelines; and (3) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Association with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Association’s pro forma market value.

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Selection Criteria

Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company. Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

●	Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

●	Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations, and therefore only considered companies listed on major stock exchanges. We eliminated from the Comparative Group companies whose market prices were materially influenced by announced acquisitions or other unusual circumstances. However, the expectation of continued industry consolidation is currently embedded in thrift common stock evaluations.

●	Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

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The operations of the Association fit the general profile of a smaller thrift institution, concentrating primarily on real estate lending in its local market and relying on retail deposits as a funding source. Residential mortgage loans remain the core product in the Association’s loan portfolio, drawing upon its roots as a traditional home lender. The Association has made some progress in diversifying its loan mix through the expanded origination of commercial real estate and commercial business loans.

In determining the Comparative Group composition, we focused on the Association’s asset size, capitalization, asset quality, earnings fundamentals, and geographic location. Attempting to concentrate on the Association’s performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the criteria to include a statistically significant number of companies. In addition, because of the scarcity of candidates meeting the criteria precisely, we expanded the asset size and geographic criteria to generate a significant number of comparables. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a significant number of members. We performed an initial screening for publicly traded thrifts headquartered in the Midwest region of the United States with total assets less than $1 billion. We then expanded the selection criteria to other geographic regions and applied the following selection criteria:

●	Publicly traded thrift – stock-form thrift whose shares are traded on the New York Stock Exchange (“NYSE”), NYSE American, or NASDAQ Stock Market.

●	Excludes mutual holding companies – company’s corporate structure is not organized in the mutual holding company (“MHC”) form.

●	Seasoned trading issue – company has been publicly traded in the fully-converted stock form for at least one year.

●	Non-acquisition target – company is not subject to a pending acquisition.

●	Asset size – total assets less than $1 billion.

●	Capital level – tangible common equity to tangible assets greater than 7.0%.

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●	Market capitalization – total market value of common stock is less than $100 million.

●	Credit quality – non-performing assets (including troubled debt restructurings) to total assets less than 1.5%.

As a result of applying the stated criteria, the screening process produced a reliable representation of public thrifts. A general operating summary of the ten companies included in the Comparative Group is presented in Table 14. All of the selected companies are traded on the NASDAQ Stock Market. The Comparative Group companies ranged in asset size from $265.6 million at NSTS Bancorp to $905.0 million at IF Bancorp. The median asset size of the Comparative Group was $488.0 million and larger than the Association’s total assets of $155.3 million as of March 31, 2024.

The Comparative Group includes three thrifts based in the Midwest region, IF Bancorp (Illinois), NSTS Bancorp (Illinois), and 1895 Bancorp (Wisconsin). NSTS Bancorp completed its mutual-to-stock conversion in January 2022. Four other public thrifts in the Comparative Group completed their mutual-to-stock conversion offerings in 2021: Catalyst Bancorp, PB Bankshares, TC Bancshares, and Texas Community Bancshares. 1895 Bancorp of Wisconsin completed its second-step conversion from the MHC structure in 2021.

Of the 28 public thrifts based in the Midwest, most were excluded from the Comparative Group because their stock issues are not traded on a major stock exchange and are listed instead on the over-the-counter (“OTC”) markets. In addition, several other Midwest thrifts were excluded due to their corporate structure in the MHC form or their asset size exceeded the asset threshold of $1 billion. While some differences inevitably may exist between the Association and the individual companies, we believe that the chosen Comparative Group, on the whole, provides a meaningful basis of financial comparison for valuation purposes.

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Table 14

 Comparative Group Operating Summary

As of March 31, 2024

				Initial Public	Total	Tang. Equity/
			No. of	Offering	Assets	Assets
Company	City	St.	Offices	Date	($Mil.)	(%)
Monroe Federal S&LA	Tipp City	OH	4	NA	$155.3	5.51

Comparative Group
1895 Bancorp	Greenfield	WI	6	01/08/19	564.2	12.67
Catalyst Bancorp, Inc.	Opelousas	LA	6	10/12/21	282.0	28.85
Cullman Bancorp, Inc.	Cullman	AL	4	10/08/09	420.7	24.09
Generations Bancorp	Seneca Falls	NY	10	07/10/06	410.8	8.84
Home Federal Bancorp, Inc.	Shreveport	LA	11	01/18/05	643.0	7.56
IF Bancorp, Inc.	Watseka	IL	8	07/07/11	905.0	8.00
NSTS Bancorp, Inc.	Waukegan	IL	3	01/18/22	265.6	28.98
PB Bankshares, Inc.	Coatesville	PA	6	07/14/21	450.4	10.38
TC Bancshares, Inc.	Thomasville	GA	6	07/20/21	474.7	16.40
Texas Community Bancshares	Mineola	TX	9	07/14/21	463.8	11.05

Source: Monroe Federal Savings and Loan Association; S&P Global.

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Recent Financial Comparisons

Table 15 summarizes certain key financial comparisons between the Association and the Comparative Group. Tables 16 through 20 contain the detailed financial comparisons of the Association with the individual Comparative Group companies based on measures of profitability, income and expense components, capital levels, balance sheet composition, asset quality, and growth rates. Financial data for the Association, the Comparative Group, and All Public Thrift aggregate were utilized for the latest available period as of or for the last twelve months (“LTM”) ended March 31, 2024.

The Association’s LTM earnings amounted to $60,000 for an LTM ROA of 0.04%, reflecting profitability above the Comparative Group median of -0.25%. The Comparative Group includes several companies with recent net losses due to investment portfolio restructurings that entailed sales of securities at below-par values. The Association’s LTM ROE was 0.73% and eclipsed the Comparative Group median of -2.51%. Only four of the Comparative Group companies reported positive ROA results for the LTM period, including Cullman Bancorp at 0.88%, Home Federal Bancorp at 0.64%, IF Bancorp at 0.22%, and PB Bankshares at 0.43%.

Based on core earnings (as adjusted to exclude securities gains or losses, intangibles amortization expense, and other non-recurring items), the Association’s core profitability was slightly lower than the Comparative Group’s median levels. The Association’s LTM core earnings ratio measured 0.04% of average assets and positioned below the corresponding Comparative Group median of 0.19%. Six of the ten Comparative Group companies reported positive core earnings results for the LTM period. Monroe Federal’s LTM core ROE was 0.73% as compared to the Comparative Group’s median LTM core ROE of 1.55%.

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 Table 15

Key Financial Comparisons

Monroe Federal Savings and Loan Association and the Comparative Group

As of or For the Last Twelve Months Ended March 31, 2024

		Comparative	All Public
	Monroe	Group	Thrift
	Federal	Median	Median
Profitability Ratios
LTM Return on Average Assets (ROA)	0.04%	(0.25)%	0.34%
LTM Return on Average Equity (ROE)	0.73	(2.51)	2.84
Core Return on Avg. Assets (Core ROA)	0.04	0.19	0.47
Core Return on Avg. Equity (Core ROE)	0.73	1.55	3.99

Net Interest Margin	2.54	2.78	2.80
Efficiency Ratio	103.28	90.69	76.45

Income and Expense (% of avg. assets)
Total Interest Income	3.74	4.54	4.57
Total Interest Expense	1.30	1.84	1.83
Net Interest Income	2.45	2.68	2.72
Provision for Credit Losses	(0.09)	0.05	0.04
Other Operating Income	0.23	0.42	0.31
Net Securities Gains and Non-rec. Income	0.00	0.00	0.00
General and Administrative Expense	2.76	2.84	2.48
Intangibles Amortization Expense	0.00	0.00	0.01
Non-recurring Expense	0.00	0.00	0.00
Pre-tax Core Earnings	0.01	0.21	0.54

Equity Capital Ratios
Total Equity / Total Assets	5.51	11.89	11.96
Tangible Equity / Tangible Assets	5.51	11.86	11.19

Growth Rates
Total Assets	2.57	3.94	3.33
Net Total Loans	(0.72)	7.72	6.31
Total Deposits	11.62	2.68	1.44

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Table 15 (continued)

Key Financial Comparisons

Monroe Federal Savings and Loan Association and the Comparative Group

As of or For the Last Twelve Months Ended March 31, 2024.

		Comparative	All Public
	Monroe	Group	Thrift
	Federal	Median	Median
Balance Sheet Composition (% of total assets)
Cash and Securities	23.38%	23.35%	16.82%
Loans Receivable, net	69.44	72.54	75.98
Real Estate Owned	0.00	0.00	0.00
Intangible Assets	0.00	0.00	0.05
Other Assets	7.18	5.43	4.88
Total Deposits	91.47	73.44	75.03
Borrowed Funds	1.93	10.56	9.64
Other Liabilities	1.08	1.00	1.22
Total Liabilities	94.49	88.11	88.06
Total Equity	5.51	11.89	11.96

Loan Portfolio Composition (% of total loans)
Residential Real Estate Loans (1)	67.27	44.87	30.38
Other Real Estate Loans	26.60	34.52	50.82
Non-Real Estate Loans	6.13	21.40	18.80

Credit Risk Ratios
Non-performing Loans (2) / Total Loans	0.32	0.40	0.40
Non-performing Assets (2) /Total Assets	0.22	0.31	0.33
Reserves / Total Non-performing Loans (2)	245.69	323.99	225.83
Reserves / Total Loans	0.78	1.00	0.98

(1) Includes home equity and second mortgage loans.

 (2) Includes accruing troubled debt restructurings.

 Source: Monroe Federal Savings and Loan Association; S&P Global.

As shown in Table 18, the Association’s level of net interest income at 2.45% of average assets was below the Comparative Group median of 2.68%, owing to the Association’s relatively lower concentration of loans to assets on the balance sheet. The Association’s total interest income measured 3.74% of average assets for the LTM period, trailing the Comparative Group median of 4.54%. The Association’s interest expense amounted to 1.30% of average assets and was lower than the Comparative Group median of 1.84%. As reflected by its lower net interest margin of 2.54% versus the corresponding Comparative Group median of 2.78%, the earning power of the Association’s balance sheet is restrained by the lower concentration of loans to total assets and its lower level of equity capital.

Feldman Financial Advisors, Inc.

The Association’s non-interest operating income totaled 0.23% of average assets, lagging behind the Comparative Group median of 0.42%. The Association’s primary sources of non-interest income include service charges on deposits, loan servicing fees, and BOLI income. Most of the Comparative Group companies reported higher levels of non-interest income, particularly expanded revenue from mortgage banking operations producing significant loan origination and servicing fees and gains on sale of loans.

The Association’s provision for credit losses amounted to -0.09% of average assets for the recent LTM period (reflective of a recovery for the period) and was positioned below the Comparative Group median of 0.05%. The Association’s total non-performing assets (including accruing TDRs) measured 0.22% at March 31, 2024, which was lower than the Comparative Group median of 0.31% and the All Public Thrift median of 0.33%. The Association’s 0.78% ratio of loan loss allowance to total loans was lower than the corresponding Comparative Group median of 1.00% and All Public Thrift median of 0.98%. However, the Association’s lower level of reserves was reflective of its greater concentration of lower-risk residential mortgage loans versus commercial real estate and non-mortgage loans. Monroe Federal’s residential real estate loans (including home equity loans and lines of credit) accounted for 67.3% of its total loans at March 31, 2024, compared to the Comparative Group’s median level of 44.9% of total loans.

Feldman Financial Advisors, Inc.

The Association’s operating expense ratio at 2.76% of average assets was lower than the Comparative Group’s median expense ratio of 2.84%. However, the Association’s 103.3% efficiency ratio (defined as non-interest expense less intangibles amortization expense as a percent of the sum of net interest income before provision plus non-interest operating income) compared less favorably to the Comparative Group’s median of 90.7%. Only three members of the Comparative Group exhibited efficiency ratios above the Association’s efficiency ratio. The Association’s efficiency ratio is hampered by its lower net interest margin and lower level of non-interest income. Further improving the efficiency ratio is a strategic goal for the Association as it seeks to leverage the operating infrastructure and staffing resources to grow the balance sheet and generate expanded lending activity.

As reflected in Table 19, the overall balance sheet composition of the Association reflected a lower concentration of loans to assets versus that of the overall Comparative Group. The Association’s net total loans amounted to 69.4% of total assets as of March 31, 2024, below the median of 72.5% for the Comparative Group. Among the Comparative Group companies, only NSTS Bancorp at 47.9%, Catalyst Bancorp at 50.1%, and Texas Community Bancshares at 57.7% had lower ratios of net total loans to total assets than the level evidenced by Monroe Federal. The Association’s ratio of cash and securities to total assets was 23.4%, similar to the median of 23.4% for the Comparative Group. The Association had no intangible assets or real estate owned on its balance sheet as of March 31, 2024. The Association’s ratio of other assets to total assets measured 7.2% and was slightly higher than the Comparative Group median of 5.4%. The Association’s other assets primarily comprised premises and equipment (3.4% of total assets), BOLI (2.2% of total assets), and deferred income taxes (0.8% of total assets) as of March 31, 2024.

Feldman Financial Advisors, Inc.

The Association’s ratio of borrowed funds to total assets amounted to 1.9% at March 31, 2024 and was lower than the Comparative Group median of 5.2%. The Association has utilized borrowings on a limited basis as a supplemental source of funds. As a result of the recent expansion of its deposit base, the Association reduced it borrowed funds from $13.4 million at March 31, 2023 to $3.0 million at March 31, 2024.

Monroe Federal’s level of deposits at 91.5% of total assets was above the Comparative Group’s median of 73.4% of total assets due to the lower levels of borrowings and equity at the Association. The Association’s equity level before the Stock Offering was 5.51% relative to total assets as of March 31, 2024, which was below the Comparative Group median of 11.89%. The Comparative Group includes several thrifts that completed full conversion or second-step conversion offerings over the past three years and have emerged with relatively high capital levels that have not been leveraged significantly due to the relatively short passage of time.

The Association’s level of residential real estate loans (including home equity and second mortgage loans) measured 67.3% of total loans based on financial data as of March 31, 2024, outdistancing the Comparative Group median of 44.9% and reflective of the Association’s traditional thrift orientation. Five other members of the Comparative Group exhibited a majority of loans in the residential category: NSTS Bancorp at 89.0%, Texas Community Bancshares at 56.6%, Catalyst Bancorp at 55.5%, Cullman Bancorp at 51.7%, and Generations Bancorp at 50.9%. Other companies within the Comparative Group exhibited more diverse loan portfolio compositions with higher percentages of non-residential real estate loans and non-real estate loans in portfolio than the levels exhibited by Monroe Federal.

The Association’s concentration of non-residential real estate loans (which category includes commercial real estate, multi-family real estate, and construction and land development loans) represented 26.6% of total loans and was moderately lower than the Comparative Group median of 34.5%. The Association also exhibited a lower level of non-real estate loans, which accounted for only 6.1% of total loans versus the Comparative Group median of 21.4%.

The Association’s asset growth rate measured 2.6% over the recent LTM period versus the Comparative Group median asset growth rate of 3.9%. The Association exhibited a strong deposit growth rate of 11.6% versus the Comparative Group median of 2.7%. The Association’s loan growth rate of -0.7% notably trailed the Comparative Group median of 7.7%. The lack of meaningful loan growth at Monroe Federal poses a challenge to the Association’s capacity to improve earnings by generating incremental net interest income.

In summary, the Association’s recent earnings performance compared favorably to the results exhibited by the Comparative Group due to the prevalence of securities losses among various members of the Comparative Group. On a core earnings basis, the Association’s core ROA of 0.04% was in range of the Comparative Group average of 0.03% and median of 0.19%. Monroe Federal exhibited a lower level of non-performing assets, while its capital ratio was appreciably lower (before the effect of the Stock Offering). The Association’s profitability was characterized by a much lower net interest margin and a favorably lower non-interest expense ratio. Similar to most financial institutions its size, the Association is faced with the ongoing challenge of improving its efficiency ratio either through bolstering its net interest margin, enhancing non-interest income generation, or improving the efficiency and productivity of its operating infrastructure. The Association’s earnings growth outlook will depend largely on its ability to maintain satisfactory loan quality as it expands loan generation, to improve the net interest margin across movements in the interest rate environment, and to control non-interest expense as it seeks to grow its operations and transition to a public company.

Feldman Financial Advisors, Inc.

Table 16

General Operating Characteristics

As of March 31, 2024

									Tang.
						Total	Total	Total	Common
				No. of	IPO	Assets	Deposits	Equity	Equity
	City/State	Ticker	Exchange	Offices	Date	($000s)	($000s)	($000s)	($000s)
Monroe Federal S&LA	Tipp City, Ohio	NA	NA	4	NA	155,337	142,092	8,565	8,565

Comparative Group Average						488,033	368,035	66,908	66,395
Comparative Group Median						457,107	346,085	71,947	71,947

Comparative Group
1895 Bancorp of Wisconsin, Inc.	Greenfield, WI	BCOW	NASDAQ	6	01/08/19	564,249	399,285	71,510	71,510
Catalyst Bancorp, Inc.	Opelousas, LA	CLST	NASDAQ	6	10/12/21	282,049	169,637	81,361	81,361
Cullman Bancorp, Inc.	Cullman, AL	CULL	NASDAQ	4	10/08/09	420,730	268,438	101,333	101,333
Generations Bancorp NY, Inc.	Seneca Falls, NY	GBNY	NASDAQ	10	07/10/06	410,831	343,780	36,905	36,268
Home Federal Bancorp, Inc.	Shreveport, LA	HFBL	NASDAQ	11	01/18/05	643,026	578,881	52,550	48,285
IF Bancorp, Inc.	Watseka, IL	IROQ	NASDAQ	8	07/07/11	904,989	681,788	72,384	72,384
NSTS Bancorp, Inc.	Waukegan, IL	NSTS	NASDAQ	3	01/18/22	265,564	178,047	76,962	76,962
PB Bankshares, Inc.	Coatesville, PA	PBBK	NASDAQ	6	07/14/21	450,434	348,389	46,769	46,769
TC Bancshares, Inc.	Thomasville, GA	TCBC	NASDAQ	6	07/20/21	474,676	380,288	77,839	77,839
Texas Community Bancshares, Inc.	Mineola, TX	TCBS	NASDAQ	9	07/14/21	463,780	331,815	51,471	51,240

Source:  Monroe Federal Savings and Loan Association; S&P Global.

Feldman Financial Advisors, Inc.

Table 17

General Financial Performance Ratios

As of or For the Last Twelve Months Ended March 31, 2024

			Total	Tang.	Net
	Total	Total	Equity/	Equity/	Interest	Effcy.	LTM	LTM	Core	Core
	Assets	Deposits	Assets	Assets	Margin	Ratio	ROA	ROE	ROA	ROE
	($000s)	($000s)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Monroe Federal S&LA	155,337	142,092	5.51	5.51	2.54	103.28	0.04	0.72	0.04	0.72

Comparative Group Average	488,033	368,035	15.76	15.68	2.81	94.09	(0.33)	(1.23)	0.03	0.77
Comparative Group Median	457,107	346,085	11.89	11.86	2.78	90.69	(0.25)	(2.51)	0.19	1.55

All Public Thrift Average	5,848,100	4,154,429	13.40	12.63	3.00	79.75	0.23	2.19	0.51	4.42
All Public Thrift Median	1,590,144	1,215,787	11.96	11.19	2.80	76.45	0.34	2.84	0.47	3.99

Comparative Group
1895 Bancorp of Wisconsin, Inc.	564,249	399,285	12.67	12.67	2.30	110.86	(1.23)	(9.47)	(0.59)	(4.56)
Catalyst Bancorp, Inc.	282,049	169,637	28.85	28.85	3.08	91.82	(1.53)	(4.97)	0.16	0.51
Cullman Bancorp, Inc.	420,730	268,438	24.09	24.09	3.77	71.13	0.88	3.61	0.88	3.61
Generations Bancorp NY, Inc.	410,831	343,780	8.98	8.84	2.19	118.16	(0.48)	(5.31)	(0.53)	(5.87)
Home Federal Bancorp, Inc.	643,026	578,881	8.17	7.56	3.20	73.92	0.64	8.23	0.68	8.75
IF Bancorp, Inc.	904,989	681,788	8.00	8.00	2.13	89.56	0.22	2.76	0.22	2.76
NSTS Bancorp, Inc.	265,564	178,047	28.98	28.98	2.65	119.01	(1.70)	(5.55)	(1.15)	(3.75)
PB Bankshares, Inc.	450,434	348,389	10.38	10.38	2.85	78.34	0.43	3.74	0.44	3.78
TC Bancshares, Inc.	474,676	380,288	16.40	16.40	3.21	98.62	(0.01)	(0.05)	(0.01)	(0.05)
Texas Community Bancshares, Inc.	463,780	331,815	11.10	11.05	2.70	89.51	(0.55)	(5.33)	0.27	2.59

Source:  Monroe Federal Savings and Loan Association; S&P Global.

Feldman Financial Advisors, Inc.

Table 18

Income and Expense Analysis

For the Last Twelve Months Ended March 31, 2024

	As a Percent of Average Assets
			Net	Other	Gains &	Prov.	Gen. &	Intang.		Pre-tax
	Interest	Interest	Interest	Oper.	Non-rec.	Credit	Admin.	Amort.	Non-rec.	Core
	Income	Expense	Income	Income	Income	Losses	Expense	Expense	Expense	Earnings
Monroe Federal S&LA	3.74	1.30	2.45	0.23	0.00	(0.09)	2.76	0.00	0.00	0.01

Comparative Group Average	4.39	1.73	2.66	0.38	(0.41)	0.07	2.82	0.03	0.03	0.15
Comparative Group Median	4.54	1.84	2.68	0.42	(0.00)	0.05	2.84	0.00	0.00	0.21

All Public Thrift Average	4.71	1.87	2.83	0.49	(0.15)	0.07	2.57	0.08	0.05	0.68
All Public Thrift Median	4.57	1.83	2.72	0.31	0.00	0.04	2.48	0.01	0.00	0.54

Comparative Group
1895 Bancorp of Wisconsin, Inc.	4.04	1.83	2.21	0.44	(0.80)	0.04	2.93	0.00	0.00	(0.33)
Catalyst Bancorp, Inc.	3.90	0.96	2.94	0.48	(1.91)	0.05	3.17	0.00	0.23	0.20
Cullman Bancorp, Inc.	4.77	1.22	3.55	0.42	0.00	0.05	2.82	0.00	0.00	1.09
Generations Bancorp NY, Inc.	4.19	2.19	2.00	0.42	0.28	0.17	2.86	0.21	0.00	(0.61)
Home Federal Bancorp, Inc.	4.80	1.77	3.03	0.30	0.00	0.04	2.52	0.05	0.00	0.76
IF Bancorp, Inc.	4.47	2.42	2.05	0.48	0.00	0.04	2.27	0.00	0.00	0.22
NSTS Bancorp, Inc.	3.22	0.77	2.45	0.31	(0.70)	(0.03)	3.29	0.00	0.00	(0.49)
PB Bankshares, Inc.	4.98	2.21	2.76	0.20	(0.00)	0.27	2.32	0.00	0.00	0.38
TC Bancshares, Inc.	4.90	1.85	3.05	0.24	0.00	0.00	3.25	0.00	0.00	0.03
Texas Community Bancshares, Inc.	4.61	2.02	2.60	0.46	(0.94)	0.08	2.72	0.03	0.06	0.26

Source:  Monroe Federal Savings and Loan Association; S&P Global.

Feldman Financial Advisors, Inc.

Table 19

Balance Sheet Composition

As of March 31, 2024

	As a Percent of Total Assets
	Cash and	Net	Real Est.	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Owned	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity
Monroe Federal S&LA	23.38	69.44	0.00	0.00	7.18	91.47	1.93	1.08	94.49	5.51

Comparative Group Average	24.90	68.98	0.02	0.09	6.02	73.98	9.10	1.16	84.24	15.76
Comparative Group Median	23.35	72.54	0.00	0.00	5.43	73.44	10.56	1.00	88.11	11.89

All Public Thrift Average	20.13	73.93	0.06	0.78	5.00	73.70	11.55	1.36	86.80	13.40
All Public Thrift Median	16.82	75.98	0.00	0.05	4.88	75.03	9.64	1.22	88.06	11.96

Comparative Group
1895 Bancorp of Wisconsin, Inc.	24.44	69.87	0.00	0.00	5.68	70.76	14.18	2.38	87.33	12.67
Catalyst Bancorp, Inc.	41.45	50.14	0.08	0.00	8.33	60.14	10.43	0.58	71.15	28.85
Cullman Bancorp, Inc.	11.49	81.62	0.00	0.00	6.89	63.80	10.70	1.42	75.91	24.09
Generations Bancorp NY, Inc.	10.72	80.15	0.00	0.16	8.97	83.68	6.20	1.14	91.02	8.98
Home Federal Bancorp, Inc.	16.82	77.94	0.00	0.66	4.58	90.02	1.46	0.35	91.83	8.17
IF Bancorp, Inc.	24.03	71.09	0.00	0.00	4.88	75.34	15.41	1.25	92.00	8.00
NSTS Bancorp, Inc.	44.70	47.87	0.00	0.00	7.43	67.04	1.88	2.09	71.02	28.98
PB Bankshares, Inc.	22.67	73.99	0.00	0.00	3.33	77.35	11.47	0.81	89.62	10.38
TC Bancshares, Inc.	15.72	79.41	0.00	0.00	4.87	80.12	2.75	0.73	83.60	16.40
Texas Community Bancshares, Inc.	36.96	57.68	0.12	0.05	5.18	71.55	16.50	0.86	88.90	11.10

Source:  Monroe Federal Savings and Loan Association; S&P Global.

Feldman Financial Advisors, Inc.

Table 20

Growth Rates, Credit Risk, and Loan Composition

As of or For the Last Twelve Months Ended March 31, 2024

						Loan	Loan	Resid.	Other
	Asset	Loan	Deposit	NPLs(1)/	NPAs(1)/	Loss	Loss	Real Est.	Real Est.
	Growth	Growth	Growth	Total	Total	Allow./	Allow./	Loans(2)/	Loans/
	Rate	Rate	Rate	Loans	Assets	NPLs(1)	Loans	Loans	Loans
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Monroe Federal S&LA	2.57	(0.72)	11.62	0.32	0.22	245.69	0.78	67.27	26.60

Comparative Group Average	5.03	8.63	3.97	0.47	0.35	269.62	1.08	45.96	32.43
Comparative Group Median	3.94	7.72	2.68	0.40	0.31	323.99	1.00	44.87	34.52

All Public Thrift Average	5.05	8.13	3.78	0.59	0.50	244.59	1.04	33.64	43.27
All Public Thrift Median	3.33	6.31	1.44	0.40	0.33	225.83	0.98	30.38	50.82

Comparative Group
1895 Bancorp of Wisconsin, Inc.	2.30	7.52	7.34	0.37	0.26	336.29	0.92	24.95	58.89
Catalyst Bancorp, Inc.	2.24	8.27	(5.61)	1.01	0.60	142.33	1.44	55.50	16.86
Cullman Bancorp, Inc.	0.77	3.19	(2.90)	0.61	0.50	140.24	0.85	51.65	31.21
Generations Bancorp NY, Inc.	5.56	6.78	2.00	0.99	0.80	92.42	0.92	50.91	4.49
Home Federal Bancorp, Inc.	(6.26)	2.79	(5.78)	0.29	0.23	332.45	0.97	36.90	37.83
IF Bancorp, Inc.	7.36	11.20	(1.41)	0.00	0.00	NM	1.19	26.48	50.20
NSTS Bancorp, Inc.	2.31	22.77	3.36	0.18	0.09	496.62	0.92	89.03	5.21
PB Bankshares, Inc.	14.60	7.93	17.92	0.40	0.30	334.21	1.32	28.84	57.78
TC Bancshares, Inc.	10.46	12.93	13.21	0.40	0.32	323.99	1.28	38.84	39.35
Texas Community Bancshares, Inc.	10.95	2.94	11.54	0.46	0.39	228.03	1.04	56.56	22.45

(1) Includes accruing troubled debt restructurings.

(2) Includes home equity and second mortgage loans.

Source:  Monroe Federal Savings and Loan Association; S&P Global.

Feldman Financial Advisors, Inc.

III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Association’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Association relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Association and thrift institutions in general. Changes in the Association’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could materially impact the pro forma market value of the Association or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion and Stock Offering.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)            Earnings Growth and Viability

(2)            Financial Condition

(3)            Market Area

(4)            Management

(5)            Dividend Payments

(6)            Liquidity of the Stock Issue

(7)            Subscription Interest

(8)            Recent Acquisition Activity

(9)            Effect of Banking Regulations and Regulatory Reform

(10)          Stock Market Conditions

Feldman Financial Advisors, Inc.

Earnings Growth and Viability

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings growth and viability. The Association’s profitability in recent years has been restrained by its relatively low net interest margin owing to the high concentration of residential mortgage in the loan portfolio and rising deposit costs in the current market environment. These disadvantages are offset somewhat by the Association’s lower level of non-interest expense, although operating expenses did rise in the fiscal year ended March 31, 2024 due to the opening of a new branch office in Tipp City.

The Association’s recent earnings ROA measured 0.04% for the LTM period versus the Comparative Group median of -0.25%. On a core earnings basis which excludes non-recurring items, the Association’s LTM core ROA of 0.04% trailed the Comparative Group median of 0.19%. The Association’s increased capital position after the Stock Offering will help to improve its net interest margin across changing interest rate and business cycles, provide added interest rate risk protection, and support additional leverage capacity to grow the balance sheet. In the near term, the Association’s profitability will continue to be challenged by net interest margin pressure, planned staff additions, new stock benefit plans, and ongoing public company costs. The Association believes that the new branch office will help improve its retail visibility and enhance its competitive position in the local market area. The Association’s growth objectives are focused primarily on expanding its residential mortgage lending and secondary market capacity. Based on the Association’s basic earnings fundamentals and the continuation of its strategic objectives, we believe that no adjustment is necessary for earnings growth and viability as compared to the current operating trends and challenges evident among the Comparative Group companies.

Feldman Financial Advisors, Inc.

Financial Condition

As discussed and summarized in Chapter I, the Association’s balance sheet composition reflects a meaningful concentration of cash liquidity and investments along with a loan portfolio predominantly comprising residential mortgage loans. The Association relies mainly on its deposit base as a funding source and utilizes borrowings sparingly to supplement deposits. The Association’s core deposits account for 70.2% of total deposits and approximately 14.8% or $21.1 million of total deposits were maintained by one commercial depositor in an interest-bearing demand account with the Association as of March 31, 2024.

In contrast to the Comparative Group, the Association exhibited a lower level of equity capital, a lower ratio of loans to assets, and slightly more favorable measures of asset quality. Before the infusion of net capital proceeds, the Association’s equity ratio at 5.51% of assets is considerably below the Comparative Group median of 11.89%. The selection criteria for the Comparative Group ensured a collection of companies with solid capital positions, emphasis on real estate lending, and satisfactory asset quality. However, the Association’s lower equity ratio imposes a competitive restraint for growth and operating leverage. While the Conversion will result in an improved equity-to-assets ratio for Monroe Federal, the Association’s post-Conversion capital ratios will continue to lag the Comparative Group’s capital levels. Therefore, we believe that a downward adjustment is warranted for the Association’s contrasting financial condition.

Feldman Financial Advisors, Inc.

Market Area

The members of the Comparative Group are located in the Midwest, Southwest, Southeast, and Mid-Atlantic regions of the country. The Comparative Group companies are characterized by a cross-section of market areas that constitute smaller to larger metropolitan areas with relatively stable economies and moderate population growth prospects. The Association’s primary market area encompasses Miami County and Montgomery County, which are part of the Dayton MSA. As shown in Table 21, the median household income in 2024 was $67,171 for the Dayton MSA, which is projecting population expansion of 0.9% over the next five years. The unemployment rate for the Dayton MSA was 4.4% in March 2024. We reviewed selected demographic data for the Comparative Group’s market areas and compared that data to the Association’s market area.

Table 21

Comparative Market Area Data

Monroe Federal Savings and Loan Association and the Comparative Group

		Wtd. Avg.	Wtd. Avg.
		Median	Estimated	Unemployment
		Household	Population	Rate (2)
		Income	Growth	March
	Headquarters	2024 (1)	2024-29 (1)	2024
Company	Location	($)	(%)	(%)
Monroe Federal S&LA	Tipp City, OH
	[Dayton MSA-OH]	$67,171	0.85	4.4

Comparative Group Average		70,252	0.27	4.3
Comparative Group Median		66,779	(0.87)	4.5

Comparative Group
1895 Bancorp of Wisconsin, Inc.	Greenfield, WI	74,071	(0.96)	3.6
Catalyst Bancorp, Inc.	Opelousas, LA	44,427	(0.99)	5.2
Cullman Bancorp, Inc.	Cullman, AL	62,104	4.73	2.5
Generations Bancorp NY, Inc.	Seneca Falls, NY	69,307	(2.83)	4.3
Home Federal Bancorp, Inc.	Shreveport, LA	52,341	(2.83)	4.6
IF Bancorp, Inc.	Watseka, IL	60,521	(3.45)	5.7
NSTS Bancorp, Inc.	Waukegan, IL	101,301	(0.77)	5.0
PB Bankshares, Inc.	Coatesville, PA	104,748	2.65	3.7
TC Bancshares, Inc.	Thomasville, GA	64,250	0.95	3.4
Texas Community Bancshares, Inc.	Mineola, TX	69,449	6.16	4.6

(1) Weighted average based on pro rata branch deposit totals of each company in its primary MSA (or county) markets.

(2) Based on unemployment rate in company's primary MSA (or county) market as ranked by deposits.

Source:  Claritas; S&P Global; U.S. Bureau of Labor Statistics.

Feldman Financial Advisors, Inc.

Most of the Comparative Group companies exhibited comparable demographic data for household income levels, population growth, and unemployment rates as indicated by the Comparative Group average and median data. For their respective market areas, the Comparative Group overall exhibited a median household income of $66,779, projected population change of -0.9% over the next five years, and median unemployment rate of 4.5% in March 2024. In recognition of the similar demographic factors in the Association’s primary market area, we believe no adjustment is warranted for market area.

Management

Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Association competes in an increasingly challenging financial services environment. The normal challenges facing Monroe Federal in attempting to deliver earnings growth and enhance its competitiveness remain paramount as it seeks to leverage the net capital proceeds from the Stock Offering. Lewis Renollet has served as President and Chief Executive Officer (“CEO”) of Monroe Federal since joining the Association in 2014. He has extensive years of community banking experience and knowledge of the Association’s business and market area. Lisa Bird has served as Vice President – Accounting and Chief Financial Officer (“CFO”) since 2015. Pamela Holsapple has served as Vice President – Operations and Chief Operating Officer (“COO”) since 2015, and also serves as Chief Information and Security Officer.

The Association’s management team has ongoing challenges ahead in improving earnings results, growing the banking franchise, and controlling operating expenses as the organization transitions to a public company and seeks to leverage the incremental capital. Because of the Association’s relatively small size and lean staffing profile, its executive officers fulfill a broad range of job functions and the Association’s successful operation is significantly dependent on its senior management team. Investors will likely rely upon actual financial results as the means of evaluating the future performance of management as the Association pursues its asset growth and earnings improvement objectives. We have taken these factors into account collectively and believe that no adjustment is warranted relative to the Comparative Group for this factor.

Feldman Financial Advisors, Inc.

Dividend Payments

Following the completion of the Conversion and Stock Offering, the Company’s Board of Directors will have the authority to declare cash dividends on the shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividends will depend upon many factors, including the following: (1) the financial condition and operating results of the Company and the Association; (2) regulatory capital requirements and limitations on dividends; (3) other uses of funds for the long-term value of stockholders; (4) tax considerations; and (5) general economic conditions. There is no assurance that the Company will actually pay cash dividends or that, if paid, such dividends will not be reduced or eliminated in the future.

Payment of cash dividends has become commonplace among publicly traded thrifts with solid capital levels. Of the ten members of the Comparative Group, five currently pay regular cash dividends. The median dividend yields of the Comparative Group and All Public Thrift aggregate were 0.37% and 1.15% as of May 24, 2024, respectively. Most newly converted thrift issues wait until more seasoned trading price and earnings trends are evident before paying cash dividends. Based on the anticipated capital levels of Monroe Federal Bancorp after the Stock Offering, investors are likely to anticipate that the Company will possibly consider paying dividends in some future period after the Stock Offering is completed as a means of enhancing shareholder returns. Therefore, we have concluded that no adjustment is warranted for purposes of dividend policy.

Feldman Financial Advisors, Inc.

Liquidity of the Stock Issue

With the increased number of market makers and institutional investors following thrift stocks, the majority of initial public offerings by thrift institutions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ Stock Market. All ten members of the Comparative Group are listed on the NASDAQ Stock Market. Monroe Federal Bancorp expects that its shares of common stock will be quoted on the OTCQB Market operated by OTC Markets Group upon the conclusion of the Conversion and Stock Offering.

Stock liquidity connotes the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Empirical evidence demonstrates that investors are willing to pay a premium for this level of liquidity, or conversely, extract a discount relative to actively traded securities or other investment interests that lack this high degree of liquidity. The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depend on the existence of willing buyers and sellers.

The median market capitalization of the Comparative Group companies was $46.0 million as of May 24, 2024. The All Public Thrift median market capitalization was much higher at $119.6 million. Of the ten companies in the Comparative Group, all are traded on NASDAQ Stock Market and indicated an overall average daily trading volume of approximately 4,000 shares over the LTM period. Due to the smaller size of the Company’s Stock Offering and its anticipated listing on the OTCQB Market, it is questionable that an active trading market for the Company’s common shares will develop to the extent experienced by the stock issues of the Comparative Group traded on the NASDAQ Stock Market. Therefore, we have concluded that a downward adjustment to the Association’s estimated pro forma market value is warranted to address the comparative difference in liquidity of the issue.

Feldman Financial Advisors, Inc.

Subscription Interest

The Association has retained the services of Performance Trust Capital Partners, LLC (“Performance Trust”) to assist in the marketing and sale of the Stock Offering. The Association’s ESOP intends to purchase shares in the Stock Offering equal to 7.0% of the total amount of common stock to be outstanding. The Association expects its directors and executive officers, together with their associates, to purchase 142,700 shares of common stock in the Stock Offering for an aggregate amount of approximately $1.4 million based on a $10.00 offering price per share. The minimum number of shares of common stock that may be purchased in the Stock Offering is 25 shares ($250 equivalent). Excluding the ESOP purchase, the maximum number of shares of common stock that may be purchased in the Stock Offering by any individual or individuals acting through a single qualifying account held jointly is 15,000 shares ($150,000 equivalent). No person together with an associate or group of persons acting in concert may purchase more than 20,000 shares ($200,000 equivalent).

Recent subscription interest in thrift stock conversion offerings has been varied. Five standard conversion offerings were completed in 2023 and none thus far in 2024. Only one of these five offerings was oversubscribed in the subscription phase. NB Bancorp (Needham, Massachusetts) completed its offering in December 2023 with gross proceeds of $410.0 million, representing the adjusted maximum of its offering range and all of which was purchased in the subscription phase after an excess of subscription orders. In October 2023, Central Plains Bancshares (Grand Island, Nebraska) completed its offering in the subscription phase at a level just below the adjusted maximum and raised gross proceeds of $41.3 million. PFS Bancorp (Peru, Illinois) completed its offering in October 2023 and raised gross proceeds at the range maximum of $17.3 million, primarily through the subscription phase with some participation by community offering investors. SR Bancorp (Bound Brook, New Jersey) concluded its offering in the subscription phase in September 2023 at a level between the midpoint and maximum of the offering and raised gross proceeds of $90.6 million. Mercer Bancorp (Celina, Ohio) closed its offering in the subscription phase in July 2023 at a level between the minimum and the midpoint of the offering and raised gross proceeds of $9.7 million after increasing certain purchase limitations in the offering.

Feldman Financial Advisors, Inc.

Investor interest in recent thrift stock issues has been supported by the relatively stable performance results of the banking industry, after-market pricing trends, and the expectation of continued merger and acquisition activity. We are not currently aware of any additional market evidence or characteristics that may help predict the level of interest in the Association’s subscription offering. Accordingly, absent actual results of the subscription offering, we believe that subscription interest is currently a neutral factor and, at the present time, requires no further adjustment.

Recent Acquisition Activity

Table 22 summarizes recent acquisition activity involving commercial bank and thrifts based in the state of Ohio from January 1, 2021 to May 24, 2024. Table 22 displays the 17 transactions wherein financial terms are available. The largest transaction involved the acquisition of Cortland Bancorp (based in Cortland, Ohio with $792 million of assets) by Farmers National Banc Corp. (Canfield, Ohio). The acquisition valuation ratios paid in these Ohio transactions have generally followed the nationwide acquisition valuation trends. Four of the transactions shown on Table 22 involved the acquisition of thrifts that previously completed mutual-to-stock offerings: Eagle Financial Bancorp, Cincinnati Bancorp, Peoples-Sidney Financial Corporation, and Community Savings Bancorp. Given that there will be significant regulatory restrictions on the ability to acquire control of Monroe Federal Bancorp for a period of three years following the Conversion, we do not believe that acquisition premiums are a significant factor to consider in analyzing the Association’s pro forma market value. Moreover, the standard of value applied herein does not require an acquisition value determination.

Feldman Financial Advisors, Inc.

Effect of Banking Regulations and Regulatory Reform

In response to the financial crisis of 2008 and 2009, Congress took actions intended to strengthen confidence and encourage liquidity in financial institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) was enacted in 2010, and provided for new restrictions and an expanded framework of regulatory oversight for financial institutions. The legislation also created the Consumer Financial Protection Bureau that has broad authority to issue regulations governing the services and products provided by financial institutions. Community bankers believe that the Dodd-Frank legislation has led to increased compliance costs. Legislation was enacted in 2018 that preserves the fundamental elements of the post-Dodd-Frank regulatory framework, but included modifications that was expected to result in some meaningful regulatory relief for smaller and certain larger banking organizations.

As a stock savings institution insured by the FDIC and supervised by its primary regulators, the Association will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of March 31, 2024, the Association was not subject to any regulatory enforcement action and was considered well capitalized, similar to all the members of the Comparative Group. Therefore, given these factors, we believe that no specific adjustment is necessary for the effect of banking regulations and regulatory reform.

Feldman Financial Advisors, Inc.

Table 22

Summary of Ohio Bank and Thrift Acquisition Activity

Transactions Completed or Announced After January 1, 2021

				Seller's Prior Financial Data							Offer Value to
				Total	Equity/	LTM	LTM			Offer	Book	Tang.	LTM	Total
				Assets	Assets	ROA	ROE	Date	Date	Value	Value	Book	EPS	Assets
Buyer	St.	Seller	St.	($Mil.)	(%)	(%)	(%)	Anncd.	Completed	($Mil.)	(%)	(%)	(x)	(%)
Median				129.4	10.60	0.98	6.70	NA	NA	50.2	149.7	151.4	17.85	15.59
Average				240.7	10.69	0.70	6.26	NA	NA	53.2	142.2	143.8	21.56	16.59
Peoples National Bancshares	OH	Pataskala Banking Company	OH	39.9	6.06	1.02	18.73	05/09/24	Pending	NA	NA	NA	NA	NA
North Valley Bancshares Inc.	OH	Commodore Fin'l Network Inc.	OH	89.3	4.61	(0.82)	(17.71)	02/26/24	Pending	NA	NA	NA	NA	NA
LCNB Corp.	OH	Eagle Financial Bancorp Inc. (1)	OH	175.8	14.95	0.06	0.36	11/29/23	04/12/24	24.7	94.0	94.0	NM	14.06
LCNB Corp.	OH	Cincinnati Bancorp Inc. (1)	OH	304.7	13.22	0.47	3.51	05/18/23	11/01/23	46.2	107.7	108.1	32.03	15.15
Farmers Bancshares Inc.	OH	Nelsonville Home & SB	OH	35.5	12.52	0.80	6.70	04/06/23	08/12/23	NA	NA	NA	NA	NA
Main St. Fin'l Svcs. Corp. (2)	WV	Wayne Savings Bancshares (2)	OH	729.8	6.13	1.34	19.68	02/23/23	Pending	66.9	149.7	155.7	7.77	9.17
Buckeye State Bancshares Inc.	OH	Rockhold Bancshares Inc	OH	46.6	6.85	(0.47)	(6.70)	02/21/23	08/15/23	NA	NA	NA	NA	NA
Republic Bancorp Inc.	KY	CBank	OH	270.4	10.60	1.74	15.92	10/27/22	03/15/23	51.0	177.9	186.1	14.06	18.86
Racine HNB Inc.	OH	Home National Bank	OH	81.9	8.12	1.00	9.96	10/05/22	01/01/23	NA	NA	NA	NA	NA
Farmers & Merchants Bancorp	OH	Peoples-Sidney Fin'l Corp. (1)	OH	129.4	12.20	NA	NA	06/14/22	10/01/22	27.3	172.9	172.9	NA	21.10
Buckeye State Bancshares Inc.	OH	First City Bank	OH	73.4	11.76	0.98	8.24	06/13/22	10/14/22	NA	NA	NA	NA	NA
Middlefield Banc Corp.	OH	Liberty Bancshares	OH	437.3	12.67	1.03	8.18	05/26/22	12/01/22	64.4	116.2	119.4	13.49	14.73
Civista Bancshares Inc.	OH	Comunibanc Corp.	OH	329.0	9.94	0.55	5.61	01/10/22	07/01/22	50.2	153.4	153.4	27.62	15.26
Farmers National Banc Corp.	OH	Cortland Bancorp	OH	791.7	10.24	1.21	12.41	06/23/21	11/01/21	124.0	151.4	151.4	12.62	15.67
Savings Bancorp Inc.	OH	SSNB Inc.	OH	107.1	8.69	NA	NA	06/15/21	11/12/21	17.5	188.0	188.0	NA	16.34
Double Bottomline Corp.	--	Community Svgs. Bancorp (1)	OH	59.7	12.83	0.40	2.83	06/09/21	12/23/21	9.3	121.5	122.3	43.27	15.59
Farmers & Merchants Bancorp	OH	Perpetual Federal Savings Bank	OH	390.6	20.25	1.22	6.14	05/04/21	10/01/21	103.7	131.0	131.0	21.63	26.54

(1) Seller is a thrift institution; all other sellers are commercial banks.

(2) Merger of equals transaction.

Source:  S&P Global.

Feldman Financial Advisors, Inc.

Stock Market Conditions

Robust corporate earnings growth, sustained economic expansion, and generally low interest rates were significant factors propelling the extended stock market rally from 2009 to 2019. However, market volatility was spurred in February 2020 by the outbreak of the coronavirus and concerns about its impact on the U.S. economy, supply chains, and consumer spending. The U.S. equity markets fell sharply, but then rebounded off their lows from March 2020 and continued to appreciate during 2021. The successful rollout of coronavirus vaccines, unprecedented fiscal and monetary stimulus, healthy consumer balance sheets, and tightening labor markets created optimism about U.S. economic growth and helped to advance stock market returns.

U.S. equity markets were volatile and declined in the first half of 2022, reversing their exceptional performance in 2021, when the S&P 500 rose by 27%. Every sector of the S&P 500 posted negative returns in the first half of 2022, except for energy stocks, amid geopolitical tensions, higher inflation, and a shift toward less accommodative monetary policy in the United States. Russia’s invasion of Ukraine and the fallout from related sanctions exacerbated commodity price pressures and amplified geopolitical risks. Supply chain bottlenecks and labor market shortages further constrained supply and increased inflationary pressures. In response, the Federal Reserve Board aggressively increased interest rates, ultimately implementing a series of seven rate hikes in 2022 and four rate hikes in 2023.

Market prices of bank and thrift stocks plummeted beginning in March 2023 due to widespread turmoil in the banking sector related to the sudden failure and liquidation of several high-profile financial institutions. On March 8, 2023, Silvergate Bank (La Jolla, California), announced its decision to voluntarily liquidate its assets and wind down operations. On March 10, 2023, Silicon Valley Bank (Santa Clara, California) was closed by its state regulator. On March 12, 2023, Signature Bank (New York, New York) was closed by its state regulator. Additionally, on May 1, 2023, First Republic Bank (San Francisco, California) was closed by the FDIC and sold to JPMorgan Chase & Co.

Feldman Financial Advisors, Inc.

These bank failures led to increased volatility and declines in the market for bank and thrift stocks and questions about depositor confidence in depository institutions. Furthermore, these events have led to a greater focus by financial institutions, investors, and regulators on the balance sheet liquidity of and funding sources for financial institutions, the composition of their deposits, including the amount of uninsured deposits, the level of AOCI deficits, capital levels, and interest rate risk management.

Table 23 displays the one-year performance of the S&P 500 and NASDAQ Bank indexes. The NASDAQ Bank Index increased by 27.0% over the one-year period ended May 24, 2024, essentially matching the broader S&P 500 Index, which was up 26.1% during this period. The convergence in the performance of these two market indexes largely reflected the broad-based rally in the financials sector beginning in December 2023 and urged on by the expectations of rate reductions by the Federal Reserve Board in 2024. The S&P Under $250 Million-Assets Bank Index lagged the larger bank stock issues and was up 9.9% over the past year. Over the two-year period, the NASDAQ Bank Index is still down 11.1% as compared to the S&P 500 Index advancing 34.6%, as shown in Table 24.

A “new issue” discount that reflects investor concerns and investment risks inherent in all initial public offerings is a factor to be considered for purposes of valuing converting thrifts. Table 25 presents a summary of the standard conversion offerings completed since January 1, 2021. The final pricing of these offerings confirms the presence of the new issue discount in the pro forma market valuations of converting thrifts versus the trading valuations of existing public thrifts.

Feldman Financial Advisors, Inc.

Table 23

Comparative One-Year Stock Index Performance

For the One-Year Period Ended May 24, 2024

S&P 500 Stock Index	+26.1%
NASDAQ Bank Index	+27.0%
S&P <$250M-Assets Banks	+9.9%

Feldman Financial Advisors, Inc.

Table 24

Comparative Two-Year Stock Index Performance

For the Two-Year Period Ended May 24, 2024

S&P 500 Stock Index	+34.6%
NASDAQ Bank Index	–11.1%
S&P <$250M-Assets Banks	–14.5%

Feldman Financial Advisors, Inc.

Table 25

Summary of Standard Conversion Offerings

(Transactions Completed Since January 1, 2021)

						Pro Forma Ratios						After-Market			Price
					Gross	Price/	Price/	Price/	Tang.		Closing	Price Change			Change
			Stock	Total	Offering	Book	Tang.	LTM	Eqty./	IPO	Price	One	One	One	Through
		Stock	Offering	Assets	Proceeds	Value	Book	EPS	Assets	Price	5/24/24	Day	Week	Month	5/24/24
Company	State	Exchange	Date	($Mil.)	($Mil.)	(%)	(%)	(x)	(%)	($)	($)	(%)	(%)	(%)	(%)
Average				762.8	90.0	56.2	57.0	26.2	19.97	NA	NA	23.4	25.0	27.3	19.5
Median				316.5	49.0	56.5	57.3	17.5	17.83	NA	NA	29.0	32.4	34.1	22.1

Standard Conversion Offerings
NB Bancorp, Inc.	MA	NASDAQ	12/27/23	4,231.8	410.0	60.1	60.2	11.9	16.21	10.00	15.44	37.7	36.1	46.7	54.4
Central Plains Bancshares, Inc.	NE	NASDAQ	10/19/23	450.4	41.3	56.5	56.5	19.2	15.47	10.00	10.04	(9.0)	(9.3)	(0.7)	0.4
PFS Bancorp, Inc.	IL	OTCQB	10/17/23	184.7	17.3	50.9	50.9	17.5	17.08	10.00	9.30	(10.0)	(11.0)	(11.0)	(7.0)
SR Bancorp, Inc. (1)	NJ	NASDAQ	09/19/23	651.5	90.6	49.0	57.3	15.7	14.76	10.00	9.17	(7.2)	(14.0)	(18.5)	(8.3)
Mercer Bancorp, Inc.	OH	OTCQB	07/26/23	149.0	9.7	47.5	47.5	6.9	11.32	10.00	13.05	30.0	42.4	37.5	30.5
ECB Bancorp, Inc.	MA	NASDAQ	07/27/22	688.6	89.2	59.8	59.8	25.9	20.64	10.00	12.21	40.9	41.3	40.5	22.1
VWF Bancorp, Inc.	OH	OTCPK	07/13/22	137.0	19.2	50.2	50.2	NA	24.84	10.00	14.70	29.0	45.0	49.1	47.0
NSTS Bancorp, Inc.	IL	NASDAQ	01/18/22	259.9	52.9	59.7	59.7	NA	31.81	10.00	9.55	25.9	23.0	24.9	(4.5)
Catalyst Bancorp, Inc.	LA	NASDAQ	10/12/21	238.3	52.9	55.5	55.5	NA	33.84	10.00	11.69	35.6	38.5	37.6	16.9
TC Bancshares, Inc.	GA	NASDAQ	07/20/21	363.6	49.0	59.9	59.9	NA	20.84	10.00	13.90	21.1	20.7	29.5	39.0
Blue Foundry Bancorp	NJ	NASDAQ	07/15/21	1,963.6	277.7	66.1	66.1	NA	19.90	10.00	9.32	29.0	27.0	34.1	(6.8)
Texas Community Bancshares, Inc.	TX	NASDAQ	07/14/21	316.5	32.1	53.2	56.0	86.3	17.83	10.00	14.10	50.8	53.5	54.0	41.0
PB Bankshares, Inc.	PA	NASDAQ	07/14/21	281.1	27.8	61.7	61.7	NA	15.10	10.00	12.85	30.8	32.4	31.5	28.5

(1) Conversion transaction involved simultaneous cash acquisition of Regal Bancorp, Inc.

Source: S&P Global.

Feldman Financial Advisors, Inc.

The distinction of the new issue discount is most apparent with the price-to-book value ratio because the pro forma equity calculation involves combining the net new capital proceeds with the historical equity of the converting company. The median pro forma price-to-book value ratio for standard thrift conversion offerings was 56.5% for the 2021 to 2023 period, and the median pro forma price-to-tangible book ratio was 57.3%.

Historically, newly converted thrifts have gradually traded upward in the after-market to a range near existing thrift stock valuation levels, but found resistance approaching book value until a discernible trend of sustainable earnings growth was evident. Pricing a new offering at a relatively high ratio in relation to pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations that yield insupportably high price-to-earnings ratios and very low returns on equity.

Accordingly, thrift conversions continue to be priced at discounts to comparable publicly traded companies. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to leverage the balance sheet prudently and effectively in the current economic environment and against the backdrop of an increasingly competitive banking sector and volatile equities market.

First quarter 2024 net income for the 4,568 FDIC-insured banks and thrifts increased by $28.4 billion (79.5%) from the previous quarter to $64.2 billion. A large decline in non-interest expense (down $22.5 billion or 13.3%) was the chief driver of the increase in earnings. A decline in the expense related to the special assessment accounted for most of the decline in non-interest expense. Higher non-interest income (up $10.3 billion or 15.2%) and lower provision expenses (down $4.3 billion or 17.3%) also contributed to the quarterly increase. The banking industry reported an aggregate ROA of 1.08% in first quarter 2024, up from 0.61% in fourth quarter 2023 but down from 1.36% in first quarter 2023. The industry’s net interest margin declined 10 basis points to 3.17% in first quarter 2024. The net interest margin declined as funding costs continued to increase while the yield on earning assets declined during the quarter.

Feldman Financial Advisors, Inc.

Bank and thrift industry earnings results have continued to be solid in comparison to historical levels, but earnings growth was challenged in 2023 by increased credit-related charges. Industry operating expenses generally continue to rise in the face of sluggish growth in non-interest operating income. While bank and thrift industry capital levels remain strong and overall asset quality has stabilized, there continue to be volatile swings in the market for bank and thrift stocks in response to the economic outlook, interest rate movements, and the anxiety in the overall market that is contributing to the current fluctuations. Therefore, we believe that with the heightened uncertainty attendant to prevailing stock market conditions, the new issue discount continues to be highly relevant because of the risks and uncertainties associated with a new stock offering in the current market and warrants a downward adjustment.

Adjustments Conclusion

It is our opinion that the Association’s pro forma market value should be discounted relative to the Comparative Group. Our conclusion is based on downward adjustments for financial condition, liquidity of the issue, and the new issue discount underlying current stock market conditions. Converting thrifts are often valued at meaningful discounts to peer trading companies relative to price-to-book value and price-to-tangible book value ratios. Due to initially restrained levels of post-offering earnings growth without the benefit of sustained leveraging of balance sheets, resulting price-to-earnings ratios may reflect premiums to established trading companies. It is the judgment of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts or premiums.

Feldman Financial Advisors, Inc.

Valuation Approach

In determining the estimated pro forma market value of the Association, we have employed the comparative company approach and considered the following pricing ratios: price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), price-to-earnings per share (“P/E”), and price-to-assets (“P/A”). Table 26 presents the trading market valuation ratios of the Comparative Group and All Public Thrift averages and medians as of May 24, 2024. As shown in Table 26, the median P/B ratio for the Comparative Group was 69.8%. All of the ten members of the Comparative Group were valued at levels under book value (P/B ratio less than 100.0%). The median P/TB ratio for the Comparative Group was 72.8%. Higher equity levels have a restraining impact on P/B and P/TB ratios because of the accompanying challenge to generate competitive ROE results on such excess capital. Among the Comparative Group members, NSTS reported the highest equity capital ratio at 28.98% of total assets along with a P/B ratio of 66.0%. Catalyst Bancorp reported an equity capital ratio of 28.85% and a P/B ratio of 65.5%. The median P/E ratio based on LTM earnings for the Comparative Group was 18.9x. On a core earnings basis, the median core P/E ratio of the Comparative Group was 24.0x. Some companies within the Comparative Group and All Public Thrift aggregate generated P/E ratios that were either negative or distortedly high due to low levels of profitability, and their corresponding P/E ratios are expressed as “NM” or not meaningful.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio remains an important valuation ratio in the current thrift stock market. However, as noted above, the P/E ratio is not useful for companies reporting negative or low earnings. The Company’s earnings for the LTM ended March 31, 2024 amounted to $60,000 and its LTM core earnings also amounted to $60,000. On a pro forma basis, after making adjustments for re-investment of net offering proceeds and expensing charges related to the implementation of various stock benefit plans, including the ESOP, restricted stock plan (“RSP”), and stock option plan, the Association’s pro forma earnings results are moderately higher than the historical earnings levels. (The pro forma earnings results do not take into account the capacity of the Association to leverage the capital because of the attendant risks of executing and implementing operating strategies and business expansion initiatives.)

Feldman Financial Advisors, Inc.

Based on our comparative financial and valuation analyses, we concluded that the Association should be discounted relative to the trading valuation ratios of the overall Comparative Group. In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined pro forma P/B and P/TB ratios of 47.8% at the midpoint for the Association, which reflects an aggregate midpoint of $6.0 million for the Valuation Range based on the assumptions summarized in Exhibit IV. Employing a range of 15% above and below the midpoint, the resulting minimum value of $5.1 million reflects a 43.4% P/B ratio and the resulting maximum value of $6.9 million reflects a 51.6% P/B ratio. The adjusted maximum value, computed as an additional 15% above the maximum, is positioned at approximately $7.9 million and a P/B ratio of 55.5%. The Association’s pro forma P/B and P/TB ratios are equivalent since the Association had no intangible assets as of March 31, 2024.

The Association’s pro forma midpoint P/B ratio of 47.8% reflects a discount of 31.6% to the Comparative Group median P/B ratio of 69.8%. The Association’s pro forma maximum P/B ratio of 51.6% reflects a discount of 26.1% to the Comparative Group median P/B ratio of 69.8%. At the adjusted maximum, the Association’s pro forma P/B ratio of 55.5% is positioned at a 20.5% discount to the Comparative Group median P/B ratio of 69.8%.

Feldman Financial Advisors, Inc.

The Association’s pro forma midpoint P/TB ratio of 47.8% evidences a discount of 34.4% to the Comparative Group median P/TB ratio of 72.8%. The Association’s pro forma maximum P/TB ratio of 51.6% represents a discount of 29.1% to the Comparative Group median P/TB ratio of 72.8%. At the adjusted maximum, the Association’s pro forma P/TB ratio of 55.5% results in a 23.8% discount to the Comparative Group median P/TB ratio of 72.8%.

Based on the Valuation Range as indicated above, the Association’s pro forma core P/E ratios measured 55.6x, 55.6x, 58.8x, and 58.8x at the minimum, midpoint, maximum, and adjusted maximum, respectively, of the Valuation Range and reflected premiums to the Comparative Group median core P/E ratio of 24.0x. The Association’s pro forma core P/E ratios represent premiums of 131.9% at the minimum and midpoint of the Valuation Range as compared to the Comparative Group median core P/E ratio of 24.0x. The Association’s pro forma core P/E ratios represent premiums of 145.6% at the maximum and adjusted maximum of the Valuation Range as compared to the Comparative Group median core P/E ratio of 24.0x. The premiums based on the core P/E ratio partially reflects the distorting impact of the Association’s lower level of core earnings.

Based on the price-to-assets valuation metric, the Association’s pro forma midpoint of the Valuation Range at $6.0 million reflects a P/A ratio of 3.77%, ranging from 3.22% at the minimum of the Valuation Range to 4.31% and 4.93% at the maximum and adjusted maximum, respectively. The Association’s pro forma P/A ratios represent discounts of 63.3%, 57.0%, 50.8%, and 43.8% at the minimum, midpoint, maximum, and adjusted maximum, respectively, of the Valuation Range as compared to the Comparative Group median P/A ratio of 8.76%. On a pro forma consolidated basis, the Company’s total equity-to-assets ratios range from 7.42% at the minimum of the Valuation Range and 7.89% at the midpoint to 8.35% at the maximum and 8.88% at the adjusted maximum. Thus, upon completion of the Conversion and Stock Offering, the Company’s pro forma equity capital ratios would continue to trail the Comparative Group average of 15.68% and median of 11.86%. Among the Comparative Group companies, only two of the ten members would have lower ratios of total equity-to-assets: Home Federal Bancorp at 8.17% and IF Bancorp at 8.00%. As noted previously, the improved post-Conversion equity capital levels of the Company will provide greater growth opportunity and flexibility, but must also be combined with sustainable profitability to generate stock price appreciation.

Feldman Financial Advisors, Inc.

Valuation Conclusion

It is our opinion that, as of May 24, 2024, the estimated pro forma market value of the Association was within a Valuation Range of $5,100,000 to $6,900,000 with a midpoint of $6,000,000. Pursuant to applicable appraisal guidelines, the Valuation Range was based upon a decrease of 15% decrease from the midpoint value to determine the minimum value and an increase of 15% from the midpoint value to establish the maximum value. Assuming an additional increase of 15% above the maximum value would result in an adjusted maximum of $7,935,000. Based on an initial offering price of $10.00 per share, the number of shares to be sold in the Stock Offering is as follows: 510,000 at the minimum, 600,000 at the midpoint, 690,000 at the maximum, and 793,500 at the adjusted maximum. Table 26 compares the Association’s pro forma valuation ratios to the market valuation ratios of the Comparative Group.

Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the Stock Offering. Exhibit IV-2 displays the pro forma financial data at the minimum, midpoint, maximum, and adjusted maximum levels of the Valuation Range. Exhibit IV-3 provides more detailed data and calculations at the pro forma midpoint level of the Valuation Range. Exhibit IV-4 compares the pro forma valuation ratios with the averages and medians reported by the Comparative Group.

Feldman Financial Advisors, Inc.

Table 26

Comparative Pro Forma Market Valuation Analysis

Computed from Market Price Data as of May 24, 2024

	Current	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)
Monroe Federal Bancorp, Inc.(1)
Pro Forma Minimum	10.00	5.1	55.56	55.56	43.38	43.38	3.22	7.42	7.42	0.00
Pro Forma Midpoint	10.00	6.0	55.56	55.56	47.76	47.76	3.77	7.89	7.89	0.00
Pro Forma Maximum	10.00	6.9	58.82	58.82	51.60	51.60	4.31	8.35	8.35	0.00
Pro Forma Adj. Maximum	10.00	7.9	58.82	58.82	55.46	55.46	4.93	8.88	8.88	0.00

Comparative Group Average	NA	45.8	18.39	39.19	71.20	71.95	11.08	15.76	15.68	0.99
Comparative Group Median	NA	46.0	18.91	23.95	69.80	72.77	8.76	11.89	11.86	0.37

All Public Thrift Average(2)	NA	403.9	15.89	16.27	74.87	82.76	9.69	13.40	12.63	1.95
All Public Thrift Median(2)	NA	119.6	12.13	12.08	70.17	72.88	8.35	11.96	11.19	1.15

Comparative Group
1895 Bancorp of Wisconsin, Inc.	7.35	42.9	NM	NM	61.79	61.79	7.83	12.67	12.67	0.00
Catalyst Bancorp, Inc.	11.69	53.3	NM	125.33	65.49	65.49	18.89	28.85	28.85	0.00
Cullman Bancorp, Inc.	10.22	71.4	20.45	20.45	73.30	73.30	17.65	24.09	24.09	1.17
Generations Bancorp NY, Inc.	10.50	23.5	NM	NM	63.78	64.90	5.73	8.98	8.84	0.00
Home Federal Bancorp, Inc.	11.25	34.0	8.27	7.78	67.33	73.28	5.50	8.17	7.56	4.44
IF Bancorp, Inc.	16.75	53.8	27.46	27.46	77.59	77.59	6.21	8.00	8.00	2.37
NSTS Bancorp, Inc.	9.55	47.1	NM	NM	65.96	65.96	19.11	28.98	28.98	0.00
PB Bankshares, Inc.	12.85	31.4	17.36	17.22	72.26	72.26	7.50	10.38	10.38	0.00
TC Bancshares, Inc.	13.90	55.4	NM	NM	77.16	77.16	12.65	16.40	16.40	0.74
Texas Community Bancshares, Inc.	14.10	44.9	NM	36.90	87.33	87.72	9.69	11.10	11.05	1.13

(1)	Assumes Conversion is completed at an estimated pro forma market value of $5.1 million at the minimum, $6.0 million at the midpoint, $6.9 million at the maximum and $7.9 million at the adjusted maximum.
(2)	All public thrifts traded on a major exchange, excluding mutual holding companies and companies being acquired in announced merger transactions.

Source: Monroe Federal Savings and Loan Association; S&P Global; Feldman Financial Advisors, Inc.

Feldman Financial Advisors, Inc.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 35 years of experience in consulting, and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 commercial Associations, savings institutions, credit unions, insurance companies, and mortgage companies nationwide. The firm’s office is located outside of Washington, D.C. in McLean, Virginia.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing financial service companies and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelor’s and Master’s Degrees from the University of California, Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, mutual-to-stock conversion valuations, corporate valuations, strategic business plans, and fair value accounting analysis. Peter previously was with Kaplan Associates for 13 years. Peter also worked as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from The George Washington University.

I-1

Feldman Financial Advisors, Inc.

Exhibit II-1

Balance Sheets

Monroe Federal Savings and Loan Association

As of March 31, 2023 and 2024

	March 31,
	2024	2023
Assets
Cash and due from banks	$2,981,089	$1,237,490
Interest-bearing deposits in other financial institutions	7,529,609	1,690,298
Federal funds sold	107,000	-
Cash and cash equivalents	10,617,698	2,927,788

Investment securities available for sale	25,181,361	28,079,300
Restricted stock	515,000	809,100
Loans receivable	108,724,627	109,294,667
Allowance for credit losses	(855,455)	(642,336)
Net loans	107,869,172	108,652,331

Premises and equipment	5,339,998	5,476,482
Bank-owned life insurance	3,491,015	3,389,858
Accrued interest receivable	483,027	450,525
Deferred federal income taxes	1,300,750	1,287,628
Other assets	539,241	367,500
Total Assets	$155,337,262	$151,440,512

Liabilities and Equity
Deposits:
Demand	$48,459,382	$37,160,910
Savings and money market	51,227,399	$55,076,604
Time	42,405,531	35,058,912
Total Deposits	142,092,312	127,296,426

Federal funds purchased	-	865,000
Federal Home Loan Bank advances	3,000,000	12,500,000
Advances by borrowers for taxes and insurance	329,730	307,068
Directors plan liability	762,416	735,610
Accrued interest payable and other liabilities	588,099	950,833
Total Liabilities	146,772,557	142,654,937

Retained earnings	12,917,702	13,143,241
Accumulated other comprehensive loss	(4,352,997)	(4,357,666)
Total Equity	8,564,705	8,785,575

Total Liabilities and Equity	$155,337,262	$151,440,512

Source: Monroe Federal Savings and Loan Association, audited financial statements.

Feldman Financial Advisors, Inc.

Exhibit II-2

Income Statements

Monroe Federal Savings and Loan Association

For the Years Ended March 31, 2023 and 2024

(Dollars in Thousands)

	Year Ended
	March 31,
	2024	2023
Total interest income	$5,692,352	$4,786,040
Total interest expense	1,974,982	917,638
Net interest income	3,717,370	3,868,402

Provision (credit) for loan losses	(143,224)	60,000
Net interest income after provision	3,860,594	3,808,402

Service fees on deposits	178,094	150,732
Late charges and fees on loans	9,041	19,273
Loan servicing fees	14,748	13,279
Bank-owned life insurance	101,157	93,219
Other income	41,245	50,605
Total non-interest income	344,285	327,108

Salaries and employee benefits	2,075,798	1,902,739
Directors fees	119,698	119,000
Occupancy and equipment	557,802	381,107
Data processing fees	531,255	470,518
Franchise taxes	58,626	100,142
FDIC insurance premiums	109,773	66,516
Professional services	183,893	195,312
Advertising	93,910	55,573
Other expense	463,173	417,235
Total non-interest expense	4,193,928	3,708,142

Income before provision for income taxes	10,951	427,368
Provision for income taxes (benefits)	(48,818)	39,119

Net income	$59,769	$388,249

Source: Monroe Federal Savings and Loan Association, audited financial statements.

Feldman Financial Advisors, Inc.

Exhibit II-3

Loan Portfolio Composition

Monroe Federal Savings and Loan Association

As of March 31, 2023 and 2024

(Dollars in Thousands)

	March 31,
	2024		2023
Loan	Amount	Percent	Amount	Percent
Category	(000s)	(%)	(000s)	(%)
Real estate:
Residential	$69,160	63.43	$60,397	55.09
Multi-family	1,910	1.75	2,592	2.36
Commercial	24,002	22.01	27,037	24.66
Construction and land	3,088	2.83	9,595	8.75
Home equity line of credit	4,191	3.84	3,212	2.93
	102,350	93.87	102,833	93.80

Commercial business	4,890	4.48	5,270	4.81
Consumer	1,793	1.64	1,531	1.40

Gross total loans	109,033	100.00	109,634	100.00

Net deferred loan fees	(308)		(340)
Allowance for credit losses	(855)		(642)

Net total loans	$107,869		$108,652

Source: Monroe Federal Savings and Loan Association, audited financial statements.

Feldman Financial Advisors, Inc.

Exhibit II-4

Cash and Investments Composition

Monroe Federal Savings and Loan Association

As of March 31, 2023 and 2024

(Dollars in Thousands)

	March 31,
	2024		2023
Cash and Investments	Amount	Percent	Amount	Percent
Category	(000s)	(%)	(000s)	(%)
Cash and cash equivalents	$10,618	29.24	$2,928	9.20

Available-for-sale securities, at fair value::
U.S. Government agencies	2,660	7.33	2,652	8.34
Mortgage-backed GSEs	10,718	29.51	12,508	39.31
State and political subdivisions	10,657	29.35	11,330	35.61
Time deposits	1,146	3.16	1,589	4.99
Total available-for-sale securities	25,181	69.34	28,079	88.25

Other investments:
Restricted stock	515	1.42	809	2.54

Total cash and investments	$36,314	100.00	$31,816	100.00

Percent of total assets (%)
Cash and cash equivalents		6.84		1.93
Available-for-sale securities		16.21		18.54
Other investments		0.33		0.53
Total cash and investments		23.38		21.01

Source: Monroe Federal Savings and Loan Association, audited financial statements.

Feldman Financial Advisors, Inc.

Exhibit II-5

Deposit Accounts Composition

Monroe Federal Savings and Loan Association

As of March 31, 2023 and 2024

(Dollars in Thousands)

	March 31,
	2024		2023
Deposit Account	Amount	Percent	Amount	Percent
Category	(000s)	(%)	(000s)	(%)
Non-interest bearing checking	$8,941	6.29	$8,682	6.82
Interest-bearing checking	39,518	27.81	28,479	22.37
Savings accounts	19,498	13.72	25,062	19.69
Money market accounts	31,729	22.33	30,014	23.58
Total non-certificate accounts	99,686	70.16	92,237	72.46

Certificate of deposit accounts	42,406	29.84	35,059	27.54

Total deposits	$142,092	100.00	$127,296	100.00

Source: Monroe Federal Savings and Loan Association, audited financial statements.

Feldman Financial Advisors, Inc.

Exhibit II-6

Borrowed Funds Composition

Monroe Federal Savings and Loan Association

As of or For the Year Ended March 31, 2023 and 2024

(Dollars in Thousands)

	At or For the Year Ended
	March 31,
	2024	2023
Federal Home Loan Bank advances

Average balance outstanding during the year	$7,784	$9,203

Balance outstanding at end of year	3,000	12,500

Weighted average interest rate during the year	4.95%	2.79%

Fedral funds purchased

Average balance outstanding during the year	$120	$171

Balance outstanding at end of year	-	865

Weighted average interest rate during the year	5.83%	4.09%

Total borrowings

Average balance outstanding during the year	$7,904	$9,374

Balance outstanding at end of year	3,000	13,365

Weighted average interest rate during the year	4.96%	2.81%

Source: Monroe Federal Savings and Loan Association, financial data.

Feldman Financial Advisors, Inc.

Exhibit III

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	5/24/24	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
All Public Thrifts (1)
1895 Bancorp of Wisconsin, Inc.	WI	BCOW	564	12.67	12.67	(1.23)	(9.47)	7.35	42.9	NM	NM	61.8	61.8	7.83	0.00
Affinity Bancshares, Inc.	GA	AFBI	870	14.18	12.33	0.70	5.06	17.13	109.9	18.6	18.2	89.2	104.7	12.64	0.00
Axos Financial, Inc.	NV	AX	22,642	9.70	9.12	2.07	21.71	57.09	3,252.3	7.7	8.9	148.4	158.8	14.39	0.00
Blue Foundry Bancorp	NJ	BLFY	2,028	17.27	17.25	(0.44)	(2.49)	9.32	202.3	NM	NM	63.8	63.9	11.01	0.00
Broadway Financial Corporation	CA	BYFC	1,238	22.23	20.43	0.29	1.24	4.84	28.7	14.7	13.8	35.9	46.3	4.12	0.00
BV Financial, Inc.	MD	BVFL	893	22.60	21.25	1.47	8.12	11.04	125.6	9.1	9.2	62.2	67.4	14.07	0.00
Capitol Federal Financial, Inc.	KS	CFFN	9,721	10.54	10.45	(1.14)	(11.00)	5.14	666.7	NM	14.0	66.5	67.2	7.02	6.65
Carver Bancorp, Inc.	NY	CARV	775	5.51	5.51	(0.62)	(10.43)	1.83	9.1	NM	NM	45.8	45.8	1.22	0.00
Catalyst Bancorp, Inc.	LA	CLST	282	28.85	28.85	(1.53)	(4.97)	11.69	53.3	NM	NM	65.5	65.5	18.89	0.00
Central Plains Bancshares, Inc.	NE	CPBI	454	17.12	NA	NA	9.51	10.04	41.5	NA	NA	53.3	NA	9.12	0.00
Cullman Bancorp, Inc.	AL	CULL	421	24.09	24.09	0.88	3.61	10.22	71.4	20.4	20.4	73.3	73.3	17.65	1.17
ECB Bancorp, Inc.	MA	ECBK	1,303	12.72	12.72	0.34	2.53	12.21	112.5	24.9	25.3	68.1	68.1	8.66	0.00
ESSA Bancorp, Inc.	PA	ESSA	2,191	10.20	9.63	0.83	8.10	17.72	168.3	9.6	9.4	80.3	85.6	8.19	3.41
First Northwest Bancorp	WA	FNWB	2,240	7.17	7.12	(0.04)	(0.58)	11.07	97.0	NM	18.1	65.1	65.6	4.67	2.50
First Seacoast Bancorp, Inc.	NH	FSEA	576	11.23	11.19	(2.19)	(17.59)	9.23	43.4	NM	NA	72.3	72.6	8.12	0.00
FS Bancorp, Inc.	WA	FSBW	2,970	9.36	8.74	1.24	14.14	33.06	254.5	7.2	5.7	92.8	100.0	8.69	3.18
Generations Bancorp NY, Inc.	NY	GBNY	411	8.98	8.84	(0.48)	(5.31)	10.50	23.5	NM	NM	63.8	64.9	5.73	0.00
HarborOne Bancorp, Inc.	MA	HONE	5,862	9.85	8.92	0.28	2.71	10.49	438.1	28.4	18.0	81.8	91.4	8.06	3.03
Hingham Institution for Savings	MA	HIFS	4,529	9.15	9.15	0.58	6.08	171.26	373.4	15.2	34.7	90.1	90.1	8.24	1.49
Home Federal Bancorp, Inc.	LA	HFBL	643	8.17	7.56	0.64	8.23	11.25	34.0	8.3	7.8	67.3	73.3	5.50	4.44
IF Bancorp, Inc.	IL	IROQ	905	8.00	8.00	0.22	2.76	16.75	53.8	27.5	27.5	77.6	77.6	6.21	2.37
Kearny Financial Corp.	NJ	KRNY	7,842	10.83	8.34	0.19	1.81	5.67	352.8	22.7	12.1	43.0	57.4	4.66	7.68
Magyar Bancorp, Inc.	NJ	MGYR	929	11.59	11.59	0.85	7.35	11.07	73.7	9.2	9.2	67.9	67.9	7.87	1.81
New York Community Bancorp, Inc.	NY	NYCB	112,900	7.43	6.95	(2.08)	(23.16)	3.33	2,733.0	NM	NM	34.0	36.7	2.38	1.24
Northeast Community Bancorp, Inc.	NY	NECB	1,867	15.48	15.48	2.75	16.80	17.34	203.5	5.4	5.4	84.4	84.4	13.06	2.34
Northfield Bancorp, Inc.	NJ	NFBK	5,852	11.94	11.31	0.57	4.66	9.00	399.1	12.0	12.0	57.3	60.9	6.84	5.46
NSTS Bancorp, Inc.	IL	NSTS	266	28.98	28.98	(1.70)	(5.55)	9.55	47.1	NM	NM	66.0	66.0	19.11	0.00
PB Bankshares, Inc.	PA	PBBK	450	10.38	10.38	0.43	3.74	12.85	31.4	17.4	17.2	72.3	72.3	7.50	0.00
Ponce Financial Group, Inc.	NY	PDLB	2,819	17.51	17.51	0.20	1.11	9.17	205.5	36.7	NA	81.2	81.2	8.41	0.00
Provident Bancorp, Inc.	MA	PVBC	1,659	13.70	13.70	0.83	6.34	9.39	156.4	11.2	11.2	73.0	73.0	10.00	0.00

III-1

Feldman Financial Advisors, Inc.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	5/24/24	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
Provident Financial Holdings, Inc.	CA	PROV	1,290	10.04	10.04	0.56	5.51	12.74	87.6	12.3	12.3	67.8	67.8	6.81	4.45
Provident Financial Services, Inc.	NJ	PFS	14,131	12.00	9.05	0.86	7.22	15.01	1,136.2	9.4	8.7	67.2	92.1	8.07	6.34
Riverview Bancorp, Inc.	WA	RVSB	1,522	10.23	8.58	0.24	2.43	3.86	81.5	21.4	10.4	52.4	63.5	5.36	6.15
SR Bancorp, Inc.	NJ	SRBK	1,053	18.93	16.66	(0.82)	(4.54)	9.17	87.2	NA	NA	43.8	51.1	8.29	0.00
Sterling Bancorp, Inc.	MI	SBT	2,415	13.55	13.55	0.32	2.42	5.18	269.5	32.4	31.7	82.4	82.4	11.17	0.00
TC Bancshares, Inc.	GA	TCBC	475	16.40	16.40	(0.01)	(0.05)	13.90	55.4	NM	NM	77.2	77.2	12.65	0.74
Texas Community Bancshares, Inc.	TX	TCBS	464	11.10	11.05	(0.55)	(5.33)	14.10	44.9	NM	36.9	87.3	87.7	9.69	1.13
Timberland Bancorp, Inc.	WA	TSBK	1,907	12.51	11.79	1.36	10.73	25.93	208.0	8.5	8.5	87.2	93.3	10.91	3.80
Triumph Financial, Inc.	TX	TFIN	5,575	15.65	11.56	0.63	3.98	74.49	1,729.0	NM	44.2	210.1	305.1	31.43	0.00
TrustCo Bank Corp NY	NY	TRST	6,180	10.51	10.50	0.87	8.42	28.16	535.7	10.1	9.7	82.5	82.6	8.67	5.14
Waterstone Financial, Inc.	WI	WSBF	2,235	15.13	15.10	0.47	2.92	12.35	229.6	23.8	23.8	72.7	72.9	11.00	4.85
Western New England Bancorp, Inc.	MA	WNEB	2,557	9.22	8.71	0.50	5.43	6.80	145.6	11.3	10.9	62.4	66.4	5.75	4.07
William Penn Bancorporation	PA	WMPN	833	15.09	14.56	0.10	0.60	12.01	113.6	NM	NM	90.3	94.3	13.63	1.00
WSFS Financial Corporation	DE	WSFS	20,579	11.98	7.51	1.34	11.59	43.97	2,642.3	9.8	9.4	106.8	178.6	12.83	1.37

Average			5,848	13.40	12.63	0.23	2.19	NA	403.9	15.9	16.3	74.9	82.8	9.69	1.95
Median			1,590	11.96	11.19	0.34	2.84	NA	119.6	12.1	12.1	70.2	72.9	8.35	1.15

(1)	Public thrifts traded on NYSE, NYSE American, and NASDAQ stock markets; excludes companies subject to pending acquisitions or mutual holding company ownership.

Source: S&P Global.

III-2

Feldman Financial Advisors, Inc.

Exhibit IV-1

Pro Forma Assumptions for the Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 4.21%, which represented the yield on five-year U.S. Treasury securities at March 31, 2024. The effective income tax rate was assumed to be 21.0%, resulting in a net after-tax yield of 3.33%.

3.	It is assumed that 7.0% of the total shares of common stock to be sold in the Conversion will be acquired by the Association’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 20-year loan to the ESOP from the Association. No re-investment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that that the Association’s restricted stock plan (“RSP”) will purchase in the open market a number of shares equal to 3.0% of the total shares sold in the Conversion. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

5.	It is assumed that an additional 10.0% of the total shares sold in the Stock Offering will be reserved for issuance by the Association’s stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $4.30 per option. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period and 25.0% were non-qualified options for income tax purposes, the options would vest at a rate of 20.0% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

6.	The fair value of stock options has been estimated at $4.30 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 4.20%; and a volatility rate of 21.43% based on a selected banking stock index.

7.	Total offering expenses are estimated at $1,400,000.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the Stock Offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

Feldman Financial Advisors, Inc.

Exhibit IV-2

Pro Forma Conversion Valuation Range

Monroe Federal Savings and Loan Association

Historical Financial Data as of March 31, 2024

(Dollars in Thousands, Except Per Share Data)

Minimum	Midpoint	Maximum	Adj. Max.
Shares sold in the offering	510,000	600,000	690,000	793,500
Offering price	$10.00	$10.00	$10.00	$10.00
Gross offering proceeds	$5,100	$6,000	$6,900	$7,935
Less: estimated offering expenses	(1,400)	(1,400)	(1,400)	(1,400)
Net offering proceeds	3,700	4,600	5,500	6,535
Less: ESOP purchase	(357)	(420)	(483)	(555)
Less: RSP purchase	(153)	(180)	(207)	(238)
Net investable proceeds	$3,190	$4,000	$4,810	$5,742
Net income - LTM ended 3/31/24	$60	$60	$60	$60
Pro forma income on net proceeds	106	133	160	191
Pro forma ESOP adjustment	(14)	(17)	(19)	(22)
Pro forma RSP adjustment	(24)	(28)	(33)	(38)
Pro forma stock option adjustment	(42)	(49)	(56)	(65)
Pro forma net income	$86	$99	$112	$126
Pro forma earnings per share	$0.18	$0.18	$0.17	$0.17
Core earnings - LTM ended 3/31/24	$60	$60	$60	$60
Pro forma income on net proceeds	106	133	160	191
Pro forma ESOP adjustment	(14)	(17)	(19)	(22)
Pro forma RSP adjustment	(24)	(28)	(33)	(38)
Pro forma stock option adjustment	(42)	(49)	(56)	(65)
Pro forma core earnings	$86	$99	$112	$126
Pro forma core earnings per share	$0.18	$0.18	$0.17	$0.17
Total equity - 3/31/24	$8,565	$8,565	$8,565	$8,565
Net offering proceeds	3,700	4,600	5,500	6,535
Less: ESOP purchase	(357)	(420)	(483)	(555)
Less: RSP purchase	(153)	(180)	(207)	(238)
Pro forma total equity	$11,755	$12,565	$13,375	$14,307
Pro forma book value	$23.05	$20.94	$19.38	$18.03
Tangible equity - 3/31/24	$8,565	$8,565	$8,565	$8,565
Net offering proceeds	3,700	4,600	5,500	6,535
Less: ESOP purchase	(357)	(420)	(483)	(555)
Less: RSP purchase	(153)	(180)	(207)	(238)
Pro forma tangible equity	$11,755	$12,565	$13,375	$14,307
Pro forma tangible book value	$23.05	$20.94	$19.38	$18.03
Total assets - 3/31/24	$155,337	$155,337	$155,337	$155,337
Net offering proceeds	3,700	4,600	5,500	6,535
Less: ESOP purchase	(357)	(420)	(483)	(555)
Less: RSP purchase	(153)	(180)	(207)	(238)
Pro forma total assets	$158,527	$159,337	$160,147	$161,079
Pro Forma Ratios:
Price / Book Value	43.38%	47.76%	51.60%	55.46%
Price / Tangible Book Value	43.38%	47.76%	51.60%	55.46%
Price / LTM Earnings Per Share	55.56	x	55.56	x	58.82	x	58.82	x
Price / Core Earnings Per Share	55.56	x	55.56	x	58.82	x	58.82	x
Price / Total Assets	3.22%	3.77%	4.31%	4.93%
Total Equity / Assets	7.42%	7.89%	8.35%	8.88%
Tangible Equity / Assets	7.42%	7.89%	8.35%	8.88%

Feldman Financial Advisors, Inc.

Exhibit IV-3

Pro Forma Conversion Analysis at the Midpoint Value

Monroe Federal Savings and Loan Association

Historical Financial Data as of March 31, 2024

Valuation Parameters	Symbol	Data
Net income -- LTM	Y	$60,000
Core earnings -- LTM	Y	60,000
Net worth	B	8,565,000
Tangible net worth	B	8,565,000
Total assets	A	155,337,000
Expenses in conversion	X	1,400,000
Other proceeds not reinvested	O	600,000
ESOP purchase	E	420,000
ESOP expense (pre-tax)	F	21,519
RSP purchase	M	180,000
RSP expense (pre-tax)	N	35,443
Stock option expense (pre-tax)	Q	51,600
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	3.33%
Tax rate	T	21.00%
Shares for EPS	S	93.35%

Pro Forma Valuation Ratios at Midpoint Value
Price / LTM EPS	P/E	55.56	x
Price / Core EPS	P/E	55.56	x
Price / Book Value	P/B	47.76%
Price / Tangible Book	P/TB	47.76%
Price / Assets	P/A	3.77%

Pro Forma Calculation at Midpoint Value					Based on

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$6,000,000	[LTM earnings]
		1 - (P/E / S) * R

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$6,000,000	[Core earnings]
		1 - (P/E / S) * R

V	=	P/B * (B - X - E - M )	=	$6,000,000	[Book value]
		1 - P/B

V	=	P/TB * (B - X - E - M )	=	$6,000,000	[Tangible book]
		1 - P/TB

V	=	P/A * (A - X - E - M )	=	$6,000,000	[Total assets]
		1 - P/A

Pro Forma						Valuation
Valuation Range						Range
Minimum	=	$6,000,000	x	0.8500	=	$5,100,000
Midpoint	=	$6,000,000	x	1.0000	=	$6,000,000
Maximum	=	$6,000,000	x	1.1500	=	$6,900,000
Adj. Max.	=	$6,900,000	x	1.1500	=	$7,935,000

Feldman Financial Advisors, Inc.

Exhibit IV-4

Comparative Valuation Ratio Analysis

Pro Forma Conversion Valuation

Computed from Market Price Data as of May 24, 2024

		Monroe	Comparative		All Public
Valuation		Federal	Group		Thrifts (1)
Ratio	Symbol	Bancorp	Average	Median	Average	Median
Price / LTM EPS	P/E		18.39	18.91	15.89	12.13
Minimum	(x)	55.56	202.2%	193.9%	249.5%	358.2%
Midpoint		55.56	202.2%	193.9%	249.5%	358.2%
Maximum		58.82	219.9%	211.1%	270.1%	385.1%
Adjusted Maximum		58.82	219.9%	211.1%	270.1%	385.1%

Price / Core EPS	P/E		39.19	23.95	16.27	12.08
Minimum	(x)	55.56	41.8%	131.9%	241.5%	360.0%
Midpoint		55.56	41.8%	131.9%	241.5%	360.0%
Maximum		58.82	50.1%	145.6%	261.6%	387.0%
Adjusted Maximum		58.82	50.1%	145.6%	261.6%	387.0%

Price / Book Value	P/B		71.20	69.80	74.87	70.17
Minimum	(%)	43.38	-39.1%	-37.8%	-42.1%	-38.2%
Midpoint		47.76	-32.9%	-31.6%	-36.2%	-31.9%
Maximum		51.60	-27.5%	-26.1%	-31.1%	-26.5%
Adjusted Maximum		55.46	-22.1%	-20.5%	-25.9%	-21.0%

Price / Tangible Book	P/TB		71.95	72.77	82.76	72.88
Minimum	(%)	43.38	-39.7%	-40.4%	-47.6%	-40.5%
Midpoint		47.76	-33.6%	-34.4%	-42.3%	-34.5%
Maximum		51.60	-28.3%	-29.1%	-37.6%	-29.2%
Adjusted Maximum		55.46	-22.9%	-23.8%	-33.0%	-23.9%

Price / Total Assets	P/A		11.08	8.76	9.69	8.35
Minimum	(%)	3.22	-71.0%	-63.3%	-66.8%	-61.5%
Midpoint		3.77	-66.0%	-57.0%	-61.1%	-54.9%
Maximum		4.31	-61.1%	-50.8%	-55.5%	-48.4%
Adjusted Maximum		4.93	-55.5%	-43.8%	-49.1%	-41.0%

(1)	Excludes companies subject to mutual holding company ownership or pending acquisition.

IV-4